EXHIBIT 99.1

INDEX TO FINANCIAL STATEMENTS

Complete Production Services, Inc.

PART I—FINANCIAL INFORMATION

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

COMPLETE PRODUCTION SERVICES, INC.

Consolidated Balance Sheets

June 30, 2011 (unaudited) and December 31, 2010

	2011	2010
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$167,941	$119,135
Accounts receivable, net	387,130	341,984
Inventory, net	33,326	28,389
Prepaid expenses	32,526	18,357
Income tax receivable	23,640	24,124
Current deferred tax assets	2,835	2,499
Other current assets	57	1,384
Current assets of discontinued operations	15,137	16,700

Total current assets	662,592	552,572
Property, plant and equipment, net	996,847	950,932
Intangible assets, net of accumulated amortization of $24,019 and $21,293, respectively	11,087	9,209
Deferred financing costs, net of accumulated amortization of $10,737 and $9,316, respectively	10,841	9,694
Goodwill	252,138	247,675
Restricted cash	17,000	17,000
Other long-term assets	6,398	5,259
Long-term assets of discontinued operations	8,762	8,897

Total assets	$1,965,665	$1,801,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,035	$74,502
Accrued liabilities	48,164	42,993
Accrued payroll and payroll burdens	30,215	26,284
Accrued interest	2,458	2,446
Income taxes payable	675	—
Current liabilities of discontinued operations	3,986	2,841

Total current liabilities	153,533	149,066
Long-term debt	650,000	650,000
Deferred income taxes	234,409	190,389
Other long-term liabilities	6,150	5,916
Long-term liabilities of discontinued operations	42	33

Total liabilities	1,044,134	995,404
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 77,891,409 (2010 — 76,443,926) issued	778	764
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	684,174	657,993
Retained earnings	219,604	126,165
Treasury stock, 370,662 (2010 — 167,643) shares at cost	(7,346)	(1,765)
Accumulated other comprehensive income	24,321	22,677

Total stockholders’ equity	921,531	805,834

Total liabilities and stockholders’ equity	$1,965,665	$1,801,238

See accompanying notes to consolidated financial statements.

COMPLETE PRODUCTION SERVICES, INC.

Consolidated Statements of Operations

Quarters and Six Months Ended June 30, 2011 and 2010 (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except per share data)

Revenue	$544,232	$351,856	$1,033,418	$654,218

Service expenses	346,725	224,449	663,077	432,248
Selling, general and administrative expenses	49,871	43,349	98,623	83,678
Depreciation and amortization	49,232	45,202	98,137	90,235

Income from continuing operations before interest and taxes	98,404	38,856	173,581	48,057
Interest expense	13,665	14,760	27,792	29,501
Interest income	(132)	(111)	(227)	(175)

Income from continuing operations before taxes	84,871	24,207	146,016	18,731
Taxes	31,781	9,385	54,907	7,795

Income from continuing operations	53,090	14,822	91,109	10,936
Discontinued operations (net of tax)	1,415	849	2,330	1,973

Net income	$54,505	$15,671	$93,439	$12,909

Earnings per share information:
Continuing operations	$0.68	$0.19	$1.18	$0.14
Discontinued operations	0.02	0.02	0.03	0.03

Basic earnings per share	$0.70	$0.21	$1.21	$0.17

Continuing operations	$0.67	$0.19	$1.15	$0.14
Discontinued operations	0.02	0.01	0.03	0.03

Diluted earnings per share	$0.69	$0.20	$1.18	$0.17

Weighted average shares:
Basic	77,777	76,036	77,362	75,869
Diluted	79,187	77,318	78,895	77,194

Consolidated Statements of Comprehensive Income

Quarters and Six Months Ended June 30, 2011 and 2010

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010
	(In thousands)		(In thousands)
Net income	$54,505	$15,671	$93,439	$12,909
Change in cumulative translation adjustment	(213)	(1,543)	1,644	59

Comprehensive income	$54,292	$14,128	$95,083	$12,968

See accompanying notes to consolidated financial statements.

COMPLETE PRODUCTION SERVICES, INC.

Consolidated Statement of Stockholders’ Equity

Six Months Ended June 30, 2011 (unaudited)

	Number of Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total
	(In thousands, except share data)

Balance at December 31, 2010	76,443,926	$764	$657,993	$126,165	$(1,765)	$22,677	$805,834
Net income	—	—	—	93,439	—	—	93,439
Cumulative translation adjustment	—	—	—	—	—	1,644	1,644
Issuance of common stock:
Exercise of stock options	891,052	8	15,079	—	—	—	15,087
Expense related to employee stock options	—	—	1,156	—	—	—	1,156
Excess tax benefit from share-based compensation	—	—	4,765	—	—	—	4,765
Purchase of treasury shares	(203,019)	(2)	2	—	(5,581)	—	(5,581)
Vested restricted stock	759,450	8	(8)	—	—	—	—
Amortization of non-vested restricted stock	—	—	5,187	—	—	—	5,187

Balance at June 30, 2011	77,891,409	$778	$684,174	$219,604	$(7,346)	$24,321	$921,531

See accompanying notes to consolidated financial statements.

COMPLETE PRODUCTION SERVICES, INC.

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2011 and 2010 (unaudited)

	Six Months Ended June 30,
	2011	2010
	(In thousands)
Cash provided by:
Operating activities:
Net income	$93,439	$12,909
Items not affecting cash:
Depreciation and amortization	98,613	90,791
Deferred income taxes	43,693	4,106
Excess tax benefit from share-based compensation	(4,765)	(273)
Non-cash compensation expense	6,343	5,655
Gain on non-monetary asset exchange	—	(458)
Provision for bad debt expense	473	1,177
Provision for write-off of note receivable	—	1,926
(Gain) loss on retirement of assets	806	(92)
Other	1,229	1,524
Changes in operating assets and liabilities:
Accounts receivable	(48,350)	(82,463)
Inventory	(5,135)	5,334
Prepaid expense and other current assets	(7,662)	42,611
Accounts payable	8,564	15,404
Accrued liabilities and other	8,173	7,259

Net cash provided by operating activities	195,421	105,410

Investing activities:
Additions to property, plant and equipment	(149,072)	(41,894)
Acquisitions	(15,576)	(1,365)
Proceeds from disposal of capital assets	3,285	3,117
Other	191	—

Net cash used in investing activities	(161,172)	(40,142)

Financing activities:
Repayments of long-term debt	—	(64)
Repayment of notes payable	—	(1,069)
Proceeds from issuances of common stock	15,087	2,263
Purchase of treasury shares	(5,581)	(1,410)
Excess tax benefit from share-based compensation	4,765	273

Net cash provided by (used in) financing activities	14,271	(7)

Effect of exchange rate changes on cash	286	(78)

Change in cash and cash equivalents	48,806	65,183
Cash and cash equivalents, beginning of period	119,135	71,770

Cash and cash equivalents, end of period	$167,941	$136,953

Supplemental cash flow information:
Cash paid for interest, net of interest capitalized	$26,541	$28,243
Cash paid (refund received) for income taxes	$6,235	$(42,734)

Significant non-cash investing activities:
Non-cash capital expenditures	$9,678	$—

See accompanying notes to consolidated financial statements.

COMPLETE PRODUCTION SERVICES, INC.

Notes to Consolidated Financial Statements

(Unaudited, in thousands, except share and per share data)

1. General:

(a) Nature of operations:

Complete Production Services, Inc. is a provider of specialized services and products focused on developing hydrocarbon reserves, reducing operating costs and enhancing production for oil and gas companies. Complete Production Services, Inc. focuses its operations on basins within North America and manages its operations from regional field service facilities located throughout the U.S. Rocky Mountain region, Texas, Oklahoma, Louisiana, Arkansas, Pennsylvania, western Canada and Mexico. As of December 31, 2010, we also had operations in Southeast Asia, through which we provided oilfield equipment sales, rentals and refurbishment services. On July 6, 2011, we sold our operations in Southeast Asia to MTQ Corporation Limited.

References to “Complete,” the “Company,” “we,” “our” and similar phrases used throughout this Exhibit 99.1 to Current Report on Form 8-K relate collectively to Complete Production Services, Inc. and its consolidated affiliates.

On April 21, 2006, our common stock began trading on the New York Stock Exchange under the symbol “CPX”.

(b) Basis of presentation:

The unaudited interim consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the financial position of Complete as of June 30, 2011 and the statements of operations and the statements of comprehensive income for the quarters and six-month periods ended June 30, 2011 and 2010, as well as the statement of stockholders’ equity for the six months ended June 30, 2011 and the statements of cash flows for the six months ended June 30, 2011 and 2010. Certain information and disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted. These unaudited interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in Exhibit 99.1 to a separate Current Report on Form 8-K filed as of November 18, 2011 which revises certain disclosures in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on February 18, 2011. We believe that these financial statements contain all adjustments necessary so that they are not misleading.

In preparing financial statements, we make informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. We review our estimates on an on-going basis, including those related to impairment of long-lived assets and goodwill, contingencies and income taxes. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates.

The results of operations for interim periods are not necessarily indicative of the results of operations that could be expected for the full year.

(c) Discontinued operations:

On July 6, 2011, we sold our Southeast Asian products business, through which we provided oilfield equipment sales, rentals and refurbishment services, to MTQ Corporation Limited (“MTQ”), a Singapore firm that provides engineering services to oilfield and industrial equipment users and manufacturers. Proceeds from the sale of this business totaled $21,913, of which $2,613 represented cash on hand at July 6, 2011 which was transferred to us in October 2011 pursuant to the final settlement.

Although this sale did not represent a material disposition of assets relative to our total assets as presented in the accompanying balance sheets, the Southeast Asian products business did represent a significant portion of the assets and operations which were attributable to our product sales business segment for the periods presented, and therefore, we accounted for it as discontinued operations. We revised our financial statements and reclassified the assets and liabilities of the Southeast Asian products business as discontinued operations as of the date of each balance sheet presented and removed the results of operations of the Southeast Asian products business from net income from continuing operations, and presented these separately as income from discontinued operations, net of tax, for each of the accompanying statements of operations.

Additionally, because our Southeast Asian products business represented over 85% of the product sales segment revenue, we have restructured our reportable segments to better reflect our current operations. Our remaining product sales business has been combined with our drilling services segment. A reconciliation of the original presentation of our reportable segments for t he quarters and six-month periods ended June 30, 2011 and 2010 to the current reportable segments is presented in Note 10, “Segment information.”

The following table summarizes the operating results for this disposal group for the quarters and six-month periods ended June 30, 2011 and 2010:

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$7,735	$8,389	$13,766	$15,731
Income before taxes	$1,722	$997	$2,772	$2,369
Taxes	$307	$148	$442	$396

Net income	$1,415	$849	$2,330	$1,973

Earnings per share information:
Basic	$0.02	$0.02	$0.03	$0.03

Diluted	$0.02	$0.01	$0.03	$0.03

The following table presents the assets and liabilities of this disposal group as of June 30, 2011 and December 31, 2010.

	June 30, 2011	December 31, 2010
Current assets:
Cash	$2,613	$7,546
Accounts receivable	$6,805	$3,664
Inventory, net	$5,264	$5,147
Prepaid expenses	$455	$343

Current assets of discontinued operations	$15,137	$16,700

Long-term assets:
Property, plant and equipment, net	$4,963	$5,096
Goodwill	$2,858	$2,858
Other long-term assets	$941	$943

Long-term assets of discontinued operations	$8,762	$8,897

Current liabilities
Accounts payable	$2,774	$597
Accrued liabilities	$781	$2,244
Income taxes payable	$431	$—

Current liabilities of discontinued operations	$3,986	$2,841

Long-term liabilities of discontinued operations:
Deferred income taxes	$42	$33

We have included cash held by the disposal group as a component of current assets of discontinued operations for the accompanying balance sheet at June 30, 2011 and December 31, 2010, rather than including this amount as cash and cash equivalents of the consolidated entity at June 30, 2011 and December 31, 2010. For cash flow statement presentation, the sources and uses of cash for this disposal group are presented as operating, investing and financing cash flows, as applicable, combined with such cash flows for continuing operations, as permitted by US GAAP.

(d) November 2011 Disposition

On November 11, 2011, we signed a definitive agreement to sell I.E. Miller Services, Inc. (“IEM”), a wholly-owned subsidiary which operates a drilling logistics business based in Eunice, Louisiana. We expect to complete this sale during the fourth quarter of 2011, and we do not expect any resulting gain or loss from this transaction to have a significant impact on our financial statements.

This business is a component of our drilling services business segment. We expect to account for this operation as discontinued. However, the requirement to record discontinued operations pursuant to U.S. GAAP had not been met as of December 31, 2010, or June 30, 2011. The following table presents the unaudited pro forma effect of the sale of this business on the presentation of revenue, income before taxes and net income for each of the periods presented in the accompanying statements of operations. No pro forma effect of the gain or loss on the sale of this business is included.

Quarter ended June 30, 2011	As Reported	IEM	Pro Forma
Revenue	$544,232	$32,522	$511,710
Income from continuing operations before taxes	$84,871	$6,136	$78,735
Taxes	$31,781	$2,322	$29,459

Net income from continuing operations	$53,090	$3,814	$49,276

Quarter ended June 30, 2010
Revenue	$351,856	$24,635	$327,221
Income from continuing operations before taxes	$24,207	$3,452	$20,755
Taxes	$9,385	$1,580	$7,805

Net income from continuing operations	$14,822	$1,872	$12,950

Six Months ended June 30, 2011
Revenue	$1,033,418	$64,185	$969,233
Income from continuing operations before taxes	$146,016	$11,629	$134,387
Taxes	$54,907	$4,397	$50,510

Net income from continuing operations	$91,109	$7,232	$83,877

Six Months ended June 30, 2010
Revenue	$654,218	$46,974	$607,244
Income from continuing operations before taxes	$18,731	$5,615	$13,116
Taxes	$7,795	$2,241	$5,554

Net income from continuing operations	$10,936	$3,374	$7,562

The following table presents the unaudited pro forma balance sheet for each of the applicable periods presented, assuming the assets and liabilities associated with IEM were classified as held for sale at June 30, 2011 and December 31, 2010.

As of June 30, 2011	As Reported	IEM	Pro Forma
Current assets:
Cash	$167,941	$(1)	$167,940
Accounts receivable	$387,130	$(24,876)	$362,254
Prepaid expenses	$32,526	$(761)	$31,765
Current assets of discontinued operations	$15,137	$25,638	$40,775

Long-term assets:
Property, plant and equipment, net	$996,847	$(33,259)	$963,588
Goodwill	$252,138	$(3,537)	$248,601
Long-term assets of discontinued operations	$8,762	$36,796	$45,558

Current liabilities:
Accounts payable	$68,035	$(5,902)	$62,133
Accrued liabilities	$48,164	$(3,674)	$44,490
Accrued payroll and payroll burdens	$30,215	$(2,203)	$28,012
Income tax payable (receivable)	$(23,640)	$(4,397)	$(28,037)
Current liabilities of discontinued operations	$3,986	$16,176	$20,162

Long-term liabilities:
Long-term deferred tax liabilities	$234,409	$(8,837)	$225,572
Long-term liabilities of discontinued operations	$42	$8,837	$8,879

As of December 31, 2010	As Reported	IEM	Pro Forma
Current assets:
Accounts receivable	$341,984	$(21,070)	$320,914
Prepaid expenses	$18,357	$(544)	$17,813
Current assets of discontinued operations	$16,700	$21,614	$38,314

Long-term assets:
Property, plant and equipment, net	$950,932	$(35,162)	$915,770
Goodwill	$247,675	$(3,537)	$244,138
Long-term assets of discontinued operations	$8,897	$38,699	$47,596

Current liabilities:
Accounts payable	$74,502	$(4,262)	$70,240
Accrued liabilities	$42,993	$(4,824)	$38,169
Accrued payroll and payroll burdens	$26,284	$(1,783)	$24,501
Income tax payable (receivable)	$(24,124)	$(6,166)	$(30,290)
Current liabilities of discontinued operations	$2,841	$17,035	$19,876

Long-term liabilities:
Long-term deferred tax liabilities	$190,389	$(8,916)	$181,473
Long-term liabilities of discontinued operations	$33	$8,916	$8,949

2. Business acquisition:

On May 11, 2011, we completed the purchase of the hydraulic snubbing and production testing assets of a business with operations in the Marcellus, Eagle Ford and Barnett Shales. We paid a total of $15,576 in cash for these assets, which included goodwill of $4,433. The entire purchase price was allocated to the completion and production services business segment. We believe this acquisition will supplement our hydraulic snubbing and production testing service offerings in Pennsylvania and Texas. The following table summarizes our preliminary purchase price allocation for this acquisition as of June 30, 2011:

Net assets acquired:
Other current assets	$725
Property, plant and equipment	5,868
Current liabilities	(10)
Intangible assets	4,560
Goodwill	4,433

Net assets acquired	$15,576

Consideration:
Cash, net of cash and cash equivalents acquired	$15,576

The purchase price of this acquired business was negotiated as an arm’s length transaction with the seller. We use various valuation techniques, including an earnings multiple approach, to evaluate acquisition targets. We also consider precedent transactions which we have undertaken and similar transactions of others in our industry. To determine the fair value of assets acquired, we generally retain third-party consultants to assist with the valuation of identifiable intangible assets and to evaluate property, plant and equipment acquired based upon, at minimum, the replacement cost of the assets.

3. Accounts receivable:

	June 30, 2011	December 31, 2010
Trade accounts receivable	$312,602	$249,998
Related party receivables	26,063	51,046
Unbilled revenue	51,078	42,747
Other receivables	1,167	2,353

	390,910	346,144
Allowance for doubtful accounts	3,780	4,160

	$387,130	$341,984

Of the related party receivables at June 30, 2011 and December 31, 2010, $25,405 and $50,048, respectively, related to amounts due from a company for which one of our directors has an ownership interest and serves as chief executive officer and chairman of the board.

4. Inventory:

	June 30, 2011	December 31, 2010
Finished goods	$14,720	$13,497
Manufacturing parts, materials and other	18,441	16,063
Work in process	1,303	1,282

	34,464	30,842
Inventory reserves	1,138	2,453

	$33,326	$28,389

5. Property, plant and equipment:

June 30, 2011	Cost	Accumulated Depreciation	Net Book Value
Land	$10,423	$—	$10,423
Buildings	34,388	5,115	29,273
Field equipment	1,522,694	718,592	804,102
Vehicles	124,184	64,227	59,957
Office furniture and computers	19,940	12,578	7,362
Leasehold improvements	21,469	7,312	14,157
Construction in progress	71,573	—	71,573

	$1,804,671	$807,824	$996,847

December 31, 2010	Cost	Accumulated Depreciation	Net Book Value
Land	$8,475	$—	$8,475
Buildings	32,083	4,456	27,627
Field equipment	1,437,343	639,282	798,061
Vehicles	128,098	57,930	70,168
Office furniture and computers	17,938	11,712	6,226
Leasehold improvements	22,503	6,007	16,496
Construction in progress	23,879	—	23,879

	$1,670,319	$719,387	$950,932

Construction in progress at June 30, 2011 and December 31, 2010 primarily included progress payments to vendors for equipment to be delivered in future periods and component parts to be used in the final assembly of operating equipment, which in all cases were not yet placed into service at the time. For the quarter and six months ended June 30, 2011, we recorded capitalized interest of $771 and $1,056, respectively, related to assets that we are constructing for internal use and amounts paid to vendors under progress payments for assets that are being constructed on our behalf.

In conjunction with our impairment testing of long-term assets at December 31, 2010, we noted approximately $5,814 of salvage value assigned to various coiled tubing and wireline assets at one of our operating divisions. Although we evaluated these assets and the assets of the overall reporting unit for recoverability and noted no significant impairment based on an undiscounted cash flow projection, we believe that the salvage value assigned to these assets is no longer appropriate. These assets were acquired several years ago, and we believe the estimate for salvage value used at that time was appropriate. However, increasingly, our business is focusing on larger-diameter coiled tubing units and more technologically-advanced equipment. As such, effective January 1, 2011, we changed our estimate of salvage value to zero and are depreciating these assets over their remaining useful lives, which we determined to be an average of 1.3 years. This change in estimate has been applied prospectively and is expected to increase our depreciation expense over the next five years as follows: 2011—$4,867; 2012—$789; 2013—$134 and 2014—$24.

6. Notes payable:

We entered into a note arrangement to finance certain of our annual insurance premiums for the policy term from May 1, 2009 to April 2010. Our accounting policy has been to record a prepaid asset associated with certain of these policies which is amortized over the term and which takes into account actual premium payments and deposits made to date, to record an accrued liability for premiums which are contractually committed for the policy term and to make monthly premium payments in accordance with our premium commitments and monthly note payments for amounts financed. For the six months ended June 30, 2010, we paid $1,069 under this note payable arrangement. Effective May 1, 2011 and 2010, we renewed our annual insurance premiums for the preceding twelve-month terms, but chose to prepay our premiums for certain insurance coverages which had been financed in prior renewals.

7. Long-term debt:

The following table summarizes long-term debt as of June 30, 2011 and December 31, 2010:

	2011	2010
U.S. revolving credit facility (a)	$—	$—
Canadian revolving credit facility (a)	—	—
8.0% senior notes (b)	650,000	650,000

	$650,000	$650,000

(a)

Prior to June 13, 2011, we maintained a senior secured facility (the “Amended Credit Agreement”) with Wells Fargo Bank, National Association, as U.S. Administrative Agent, HSBC Bank Canada, as Canadian Administrative Agent, and certain other financial institutions which was structured as an asset-based facility subject to borrowing base restrictions. In connection with the facility, Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC) served as U.S. Administrative Agent and also served as U.S. Issuing Lender and U.S. Swingline Lender. The Amended Credit Agreement provided for a U.S. revolving credit facility of up to $225,000 that was scheduled to mature in December 2011 and a Canadian revolving credit facility of up to $15,000 (with Integrated Production Services Ltd., one of our wholly-owned subsidiaries, as the borrower thereof (“Canadian Borrower”)) that was scheduled to mature in December 2011. The Amended Credit Agreement included a provision for a “commitment increase”, as defined therein, which permitted us to effect up to two separate increases in the aggregate commitments under the Amended Credit

Agreement by designating one or more existing lenders or other banks or financial institutions, subject to the bank’s sole discretion as to participation, to provide additional aggregate financing up to $75,000, with each committed increase equal to at least $25,000 in the U.S., or $5,000 in Canada, and in accordance with other provisions as stipulated in the Amended Credit Agreement. Certain portions of the credit facilities were available to be borrowed in U.S. dollars, Canadian dollars and other currencies approved by the lenders.

Subject to certain limitations set forth in the Amended Credit Agreement, we had the ability to elect how interest under the Amended Credit Agreement would be computed. Interest under the Amended Credit Agreement could be determined by reference to (1) the London Inter-bank Offered Rate, or LIBOR, plus an applicable margin between 3.75% and 4.25% per annum (with the applicable margin depending upon our Excess Availability Amount, as defined in the Amended Credit Agreement) or (2) the Base Rate (which means the higher of the Prime Rate, Federal Funds Rate plus 0.50%, 3 month LIBOR plus 1.00% and 3.50%), plus the applicable margin, as described above. If an event of default existed or continued under the Amended Credit Agreement, advances would bear interest as described above with an applicable margin rate of 4.25% plus 2.00%. Interest was payable monthly.

We incurred unused commitment fees under the Amended Credit Agreement ranging from 0.50% to 1.00% based on the average daily balance of amounts outstanding.

Letters of credit outstanding under the Amended Credit Agreement incurred fees equal to the applicable margin, as described above. If an event of default existed or continued, such fee would have been equal to the applicable margin plus 2.00%.

Under the Amended Credit Agreement, the only financial covenant to which we were subject was a “Fixed Charge Coverage Ratio” covenant, which must have exceeded 1.10 to 1.00. This covenant became effective only if our Excess Availability Amount, as defined under the Amended Credit Agreement, plus certain qualified cash and cash equivalents was less than $50,000.

For a further description of the terms of our Amended Credit Agreement, including the provisions to calculate our U.S. and Canadian borrowing base, financial covenants requirements and events of default, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.1 to a separate Current Report on Form 8-K filed as of November 18, 2011 which revises certain disclosures in our Annual Report on Form 10-K for the year ended December 31, 2010.

New Credit Agreement, effective June 13, 2011:

On June 13, 2011, we entered into a Third Amended and Restated Credit Agreement among us, a subsidiary of the Company that is designated as a borrower under the Canadian facility, if any (the “Canadian Borrower”), the lenders party thereto, Wells Fargo Bank, National Association, as the U.S. administrative agent, U.S. issuing lender and U.S. swingline lender, and the other persons from time to time party thereto (the “New Credit Agreement”), which amended and restated the Second Amended and Restated Credit Agreement, dated as of December 6, 2006 (the “Second Amended and Restated Credit Agreement”), as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of June 29, 2007 (the “First Amendment”), the Second Amendment to Credit Agreement and Omnibus Amendment to Security Documents, dated as of October 9, 2007 (the “Second Amendment”), and the Third Amendment to Credit Agreement, Omnibus Amendment to Credit Documents and Assignment, dated as of October 13, 2009 (the “Third Amendment,”) and collectively with the Second Amended and Restated Credit Agreement, the First Amendment and the Second Amendment, the Amended Credit Agreement. Defined terms not otherwise described herein shall have the meanings given to them in the New Credit Agreement.

The New Credit Agreement modified the Amended Credit Agreement by, among other things:

•	changing the structure of the credit facility from an asset-based facility to a cash flow facility;

•

substituting Wells Fargo Bank, National Association, for Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC), as U.S. administrative agent, and appointing Wells Fargo Bank, National Association, as U.S. issuing lender and U.S. swingline lender; and

•

increasing our U.S. revolving credit facility from $225,000 to $300,000 and terminating the existing Canadian revolving credit facility (subject to our option to convert and reallocate any portion of the U.S. revolving credit facility then held by HSBC Bank USA, N.A., into a Canadian revolving credit facility upon satisfaction of certain conditions, including obtaining the consent of HSBC Bank USA, N.A., to such conversion and reallocation).

Subject to certain limitations set forth in the New Credit Agreement, we have the option to determine how interest is computed by reference to either (i) the London Inter-bank Offered Rate, or LIBOR, plus an applicable margin between 2.25% and 3.00% based on the Total Debt Leverage Ratio (as defined in the New Credit Agreement), or (ii) the “Base Rate” (which means the higher of the Prime Rate, Federal Funds Rate plus 0.50%, or the daily one-month LIBOR plus 1.00%), plus an applicable margin between 1.25% and 2.00% based on the Total Debt Leverage Ratio (as defined in the New Credit Agreement). Advances under the Canadian revolving credit facility, if any, will bear interest as described in the New Credit Agreement. If an event of default exists or continues under the New Credit Agreement, advances may bear interest at the rates described above, plus 2.00%. Interest is payable on a quarterly basis beginning on June 30, 2011.

Additionally, the New Credit Agreement, among other things:

•	permits us to effect up to two separate increases in the aggregate commitments under the credit facility, of at least $50,000 per commitment increase, and of up to $150,000 in the aggregate;

•

requires us to comply with a “Total Debt Leverage Ratio” covenant, which prohibits us from permitting the Total Debt Leverage Ratio (as defined in the New Credit Agreement), at the end of each fiscal quarter, to be greater than 4.00 to 1.00;

•

requires us to comply with a “Senior Debt Leverage Ratio” covenant, which prohibits us from permitting the Senior Debt Leverage Ratio (as defined in the New Credit Agreement), at the end of each fiscal quarter, to be greater than 2.50 to 1.00 and

•

requires us to comply with a “Consolidated Interest Coverage Ratio” covenant, which prohibits us from permitting the ratio of, as of the last day of each fiscal quarter, (i) the consolidated EBITDA of Complete and its consolidated Restricted Subsidiaries (as defined in the New Credit Agreement), calculated for the four fiscal quarters then ended, to (ii) the consolidated interest expense of Complete and its consolidated Restricted Subsidiaries for the four fiscal quarters then ended, to be less than 2.75 to 1.00.

We were in compliance with these debt covenant requirements as of June 30, 2011.

The term of the credit facilities provided for under the New Credit Agreement will continue until the earlier of (i) June 13, 2016 or (ii) the earlier termination in whole of the U.S. lending commitments (or Canadian lending commitments, if any) as further described in the New Credit Agreement. Events of default under the New Credit Agreement remain substantially the same as under the Amended Credit Agreement.

The obligations under the U.S. portion of the New Credit Agreement are secured by first priority security interests on substantially all of the assets (other than certain excluded assets) of Complete and any Domestic Restricted Subsidiary (as defined in the New Credit Agreement), whether now owned or hereafter acquired including, without limitation: (i) all equity interests issued by any domestic subsidiary, (ii) 100% of equity interests issued by first tier foreign subsidiaries but, in any event, no more than 66% of the outstanding voting securities issued by any first tier foreign subsidiary, and (iii) the Existing Mortgaged Properties (as defined in the New Credit Agreement). Additionally, all of the obligations under the U.S. portion of the New Credit Agreement will be guaranteed by Complete and each existing and subsequently acquired or formed Domestic Restricted Subsidiary. The obligations under the Canadian portion of the New Credit Agreement, if any, will be secured by substantially all of the assets (other than certain excluded assets) of

Complete and any Restricted Subsidiary (other than our Mexican subsidiary), as further described in the New Credit Agreement. Additionally, all of the obligations under the Canadian portion of the New Credit Agreement, if any, will be guaranteed by Complete as well as certain of our subsidiaries. Subject to certain limitations, we will have the right to designate certain newly acquired and existing subsidiaries as unrestricted subsidiaries under the New Credit Agreement, and the assets of such unrestricted subsidiaries will not serve as security for either the U.S. portion or the Canadian portion, if any, of the New Credit Agreement.

There were no borrowings outstanding under the New Credit Agreement as of June 30, 2011. There were letters of credit outstanding under the U.S. revolving portion of the facility totaling $22,278, which reduced the available borrowing capacity as of June 30, 2011. We incurred fees related to our letters of credit as of June 30, 2011 at 1.67% per annum. For the six months ended June 30, 2011, fees related to our letters of credit were calculated using a 360-day provision, at 3.75% per annum prior to the amendment on June 13, 2011, resulting in a weighted average interest rate of 3.55% per annum for the six-month period ended June 30, 2011. Our available borrowing capacity under the revolving credit facility at June 30, 2011 was $277,722.

We will incur unused commitment fees under the New Credit Agreement ranging from 0.375% to 0.50% based on the average daily balance of amounts outstanding. The unused commitment fees were calculated at 0.50% as of June 30, 2011. For the six months ended June 30, 2011, the weighted average interest rate associated with unused commitments was 0.96% per annum.

We recorded deferred financing fees associated with the New Credit Agreement in June 2011 totaling $2,567. These fees will be amortized to expense, along with the remaining balance of deferred financing fees associated with the prior amendments to this facility, over the term of the facility which matures in June 2016.

(b)	On December 6, 2006, we issued 8.0% senior notes with a face value of $650,000 through a private placement of debt. These notes mature in 10 years, on December 15, 2016, and require semi-annual interest payments, paid in arrears and calculated based on an annual rate of 8.0%, on June 15 and December 15, of each year, which commenced on June 15, 2007. There was no discount or premium associated with the issuance of these notes. The senior notes are guaranteed by all of our current domestic subsidiaries. The senior notes have covenants which, among other things: (1) limit the amount of additional indebtedness we can incur; (2) limit restricted payments such as a dividend; (3) limit our ability to incur liens or encumbrances; (4) limit our ability to purchase, transfer or dispose of significant assets; (5) limit our ability to purchase or redeem stock or subordinated debt; (6) limit our ability to enter into transactions with affiliates; (7) limit our ability to merge with or into other companies or transfer all or substantially all of our assets; and (8) limit our ability to enter into sale and leaseback transactions. We have the option to redeem all or part of these notes on or after December 15, 2011. Additionally, we may redeem some or all of the notes prior to December 15, 2011 at a price equal to 100% of the principal amount of the notes plus a make-whole premium.

Pursuant to a registration rights agreement with the holders of our 8.0% senior notes, on June 1, 2007, we filed a registration statement on Form S-4 with the SEC which enabled these holders to exchange their notes for publicly registered notes with substantially identical terms. These holders exchanged 100% of the notes for publicly traded notes on July 25, 2007. On August 28, 2007, we entered into a supplement to the indenture governing the 8.0% senior notes, whereby additional domestic subsidiaries became guarantors under the indenture. Effective April 1, 2009, we entered into a second supplement to this indenture whereby additional domestic subsidiaries became guarantors under the indenture.

8. Stockholders’ equity:

(a) Stock-based Compensation—Stock Options:

We maintain option plans under which we grant stock-based compensation to employees, officers and directors to purchase our common stock. The exercise price of each option is based on the fair value of the company’s stock at the date of grant. Options may be exercised over a five or ten-year period and generally a third of the options vest on each of the first three anniversaries from the grant date. Upon exercise of stock options, we issue our common stock.

We calculate stock compensation expense for our stock-based compensation awards by measuring the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions, by using an option pricing model to determine fair value. A further description can be found in our Exhibit 99.1 to a separate Current Report on Form 8-K filed as of November 18, 2011 which revises certain disclosures in our Annual Report on Form 10-K for the year ended December 31, 2010.

On January 31, 2011, the Compensation Committee of our Board of Directors approved the annual grant of stock options and non-vested restricted stock to certain employees, officers and directors. Pursuant to this authorization, we issued 428,960 shares of non-vested restricted stock at a grant price of $27.94. We expect to recognize compensation expense associated with this grant of non-vested restricted stock totaling $11,982 ratably over the three-year vesting period. We granted an additional 23,500 shares of non-vested restricted stock in May 2011 and expect to recognize compensation expense associated with these grants totaling $718 ratably over the three-year vesting period. In addition, we granted 231,300 stock options to purchase shares of our common stock at an exercise price of $27.94. These stock options vest ratably over a three-year period. We will recognize compensation expense associated with these stock option grants over the vesting period. The fair value of the stock options granted during the six months ended June 30, 2011 was determined by applying a Black-Scholes option pricing model based on the following assumptions:

Assumptions:	Six Months Ended June 30, 2011
Risk-free rate	0.96% to 1.92%
Expected term (in years)	3.7 to 5.1
Volatility	54.1%
Calculated fair value per option	$11.32 to $13.53

We calculated the expected volatility of our common stock based on our historical volatility, adjusted for certain qualitative factors, over the expected term of the options. This volatility factor was used to compute the calculation of the fair market value of stock option grants made during the six months ended June 30, 2011.

We projected a rate of stock option forfeitures based upon historical experience and management assumptions related to the expected term of the options. After adjusting for these forfeitures, we expect to recognize expense totaling $2,782 over the vesting period of these 2011 stock option grants. For the quarter and six months ended June 30, 2011, we have recognized expense related to these stock option grants totaling $232 and $386, respectively, which represents a reduction of net income before taxes. The impact on net income for the quarter and six months ended June 30, 2011 was a decrease of $146 and $243, respectively, with no impact on diluted earnings per share as reported. The unrecognized compensation costs related to the non-vested portion of these awards was $2,396 as of June 30, 2011 and will be recognized over the applicable remaining vesting periods.

For the quarters ended June 30, 2011 and 2010, we recognized compensation expense associated with all stock option awards totaling $591 and $593, respectively, resulting in a decrease in net income of $372 and $363, respectively. The impact of this compensation expense on earnings per share was a $0.01 reduction in diluted earnings per share for each of the quarters ended June 30, 2011 and 2010. For the six months ended June 30, 2011 and 2010, we recognized compensation expense associated with all stock option awards totaling $1,156 and $1,343, respectively, resulting in a decrease in net income of $726 and $821, respectively. This resulted in a $0.01 impact on earnings per share for the six months ended June 30, 2011 and 2010, respectively. Total unrecognized compensation expense associated with outstanding stock option awards at June 30, 2011 was $4,080 or $2,563, net of tax.

The following tables provide a roll forward of stock options from December 31, 2010 to June 30, 2011 and a summary of stock options outstanding by exercise price range at June 30, 2011:

	Options Outstanding
	Number	Weighted Average Exercise Price
Balance at December 31, 2010	3,141,580	$12.68
Granted	231,300	$27.94
Exercised	(891,052)	$16.93
Cancelled	—	$—

Balance at June 30, 2011	2,481,828	$12.57

	Options Outstanding			Options Exercisable
Range of Exercise Price	Outstanding at June 30, 2011	Weighted Average Remaining Life (months)	Weighted Average Exercise Price	Exercisable at June 30, 2011	Weighted Average Remaining Life (months)	Weighted Average Exercise Price
$5.00	60,000	23	$5.00	60,000	23	$5.00
$6.41 – $8.16	1,251,934	69	$6.55	954,457	63	$6.59
$11.66 - $12.53	483,964	99	$12.47	143,765	90	$12.32
$15.90	61,900	79	$15.90	61,900	67	$15.90
$17.67 – $19.87	155,863	67	$19.75	155,863	67	$19.75
$23.27 – $24.00	140,367	58	$23.98	140,367	58	$23.98
$26.26 – $27.94	276,300	108	$27.68	45,000	71	$26.35
$29.88	40,000	83	$29.88	40,000	83	$29.88
$34.19	11,500	84	$34.19	7,667	84	$34.19

	2,481,828	78	$12.57	1,609,019	65	$11.46

The total intrinsic value of stock options exercised during the quarter and six months ended June 30, 2011 was $6,625 and $15,087, respectively. The total intrinsic value of all in-the-money vested outstanding stock options at June 30, 2011 was $35,249. Assuming all stock options outstanding at June 30, 2011 were vested, the total intrinsic value of all in-the-money outstanding stock options would have been $51,991.

(b) Non-vested Restricted Stock:

We present the amortization of non-vested restricted stock as an increase in additional paid-in capital. At June 30, 2011, amounts not yet recognized related to non-vested restricted stock totaled $17,114, which represented the unamortized expense associated with awards of non-vested stock granted to employees, officers and directors under our compensation plans, including $12,669 related to grants during the six months ended June 30, 2011. We recognized compensation expense associated with non-vested restricted stock totaling $2,621 and $2,428 for the quarters ended June 30, 2011 and 2010, respectively, and $5,187 and $4,312 for the six months ended June 30, 2011 and 2010, respectively.

The following table summarizes the change in non-vested restricted stock from December 31, 2010 to June 30, 2011:

	Non-vested Restricted Stock
	Number	Weighted Average Grant Price
Balance at December 31, 2010	1,672,854	$11.12
Granted	452,460	$28.08
Vested	(759,450)	$10.45
Forfeited	(6,716)	$15.37

Balance at June 30, 2011	1,359,148	$17.12

(c) Treasury Shares:

In accordance with the provisions of the 2008 Incentive Award Plan, as amended, holders of non-vested restricted stock were given the option to either remit to us the required withholding taxes associated with the vesting of restricted stock, or to authorize us to purchase shares equivalent to the cost of the withholding tax and to remit the withholding taxes on behalf of the holder. Pursuant to this provision, we purchased the following shares of our common stock during the six months ended June 30, 2011:

Period	Shares Purchased	Average Price Paid per Share	Extended Amount
January 1 – 31, 2011	199,510	$27.45	$5,476
February 1 – 28, 2011	—	—	—
March 1 – 31, 2011	1,374	$28.22	39
April 1 – 30, 2011	426	$29.72	13
May 1 – 31, 2011	1,065	$30.80	33
June 1 – 30, 2011	644	$30.90	20

	203,019		$5,581

9. Earnings per share:

We compute basic earnings per share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common and potential common share includes the weighted average of additional shares associated with the incremental effect of dilutive employee stock options and non-vested restricted stock, as determined using the treasury stock method prescribed by the Financial Accounting Standards Board (“FASB”) guidance on earnings per share. The following table reconciles basic and diluted weighted average shares used in the computation of earnings per share for the quarters and six months ended June 30, 2011 and 2010:

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Weighted average basic common shares outstanding	77,777	76,036	77,362	75,869
Effect of dilutive securities:
Employee stock options	1,033	553	1,080	565
Non-vested restricted stock	377	729	453	760

Weighted average diluted common and potential common shares outstanding	79,187	77,318	78,895	77,194

We excluded the impact of anti-dilutive potential common shares from the calculation of diluted weighted average shares for the quarter and six months ended June 30, 2011 and 2010. If these potential common shares were included in the calculation, the impact would have been a decrease in diluted weighted average shares outstanding of 33,491 shares and 342,931 shares for the quarters ended June 30, 2011 and 2010, respectively, and 35,458 shares and 364,171 shares for the six months ended June 30, 2011 and 2010, respectively.

10. Segment information:

We report segment information based on how our management organizes the operating segments to make operational decisions and to assess financial performance. We evaluate performance and allocate resources based on net income (loss) from continuing operations before net interest expense, taxes, depreciation and amortization, non-controlling interest and impairment loss (“Adjusted EBITDA”). The calculation of Adjusted EBITDA should not be viewed as a substitute for calculations under U.S. GAAP, in particular net income. Adjusted EBITDA is included in this Exhibit 99.1 to Current Report on Form 8-K because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using Adjusted EBITDA. In addition, we use Adjusted EBITDA in evaluating acquisition targets. Management also believes that Adjusted EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and Adjusted EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. Adjusted EBITDA is not a substitute for the U.S. GAAP measures of earnings or cash flow and is not necessarily a measure of our ability to fund our cash needs. It should be noted that companies calculate EBITDA (including Adjusted EBITDA) differently and, therefore, EBITDA has material limitations as a performance measure because it excludes interest expense, taxes, depreciation and amortization. Adjusted EBITDA calculated by us may not be comparable to the EBITDA (or Adjusted EBITDA) calculation of another company and also differs from the calculation of EBITDA under our credit facilities (see Note 7, Long-term debt, for a description of the calculation of EBITDA under our existing credit facility, as amended). See the table below for a reconciliation of Adjusted EBITDA to operating income (loss) by segment.

Prior to July 1, 2011, we had three reportable operating segments: completion and production services (“C&PS”), drilling services and product sales. During July 2011, as a result of the sale of our Southeast Asian products business, we restructured our reportable segments to better reflect our current operations. Our Southeast Asian products business is accounted for as discontinued operations and we have combined the remaining product sales business into our drilling services segment for all periods presented.

We have two reportable operating segments: C&PS and drilling services. The accounting policies of our reporting segments are the same as those used to prepare our consolidated financial statements as of June 30, 2011. Inter-segment transactions are accounted for on a cost recovery basis.

Quarter Ended June 30, 2011	C&PS	Drilling Services	Corporate	Total
Revenue from external customers	$491,881	$52,351	$—	$544,232
Inter-segment revenues	$25	$3,975	$(4,000)	$—
Adjusted EBITDA, as defined	$144,931	$13,780	$(11,075)	$147,636
Depreciation and amortization	$43,585	$5,043	$604	$49,232

Operating income (loss)	$101,346	$8,737	$(11,679)	$98,404
Capital expenditures	$86,535	$1,862	$86	$88,483

Quarter Ended June 30, 2010
Revenue from external customers	$310,460	$41,396	$—	$351,856
Inter-segment revenues	$166	$826	$(992)	$—
Adjusted EBITDA, as defined	$84,748	$8,630	$(9,320)	$84,058
Depreciation and amortization	$39,770	$4,935	$497	$45,202

Operating income (loss)	$44,978	$3,695	$(9,817)	$38,856
Capital expenditures	$25,296	$4,526	$729	$30,551

As of June 30, 2011
Segment assets	$1,556,020	$180,974	$228,671	$1,965,665

Six Months Ended June 30, 2011
Revenue from external customers	$928,968	$104,450	$—	$1,033,418
Inter-segment revenues	$30	$6,389	$(6,419)	$—
Adjusted EBITDA, as defined	$266,445	$26,173	$(20,900)	$271,718
Depreciation and amortization	$86,842	$10,091	$1,204	$98,137

Operating income (loss)	$179,603	$16,082	$(22,104)	$173,581
Capital expenditures(1)	$134,736	$3,512	$485	$138,733

Six Months Ended June 30, 2010
Revenue from external customers	$576,748	$77,470	$—	$654,218
Inter-segment revenues	$193	$1,481	$(1,674)	$—
Adjusted EBITDA, as defined	$142,504	$13,937	$(18,149)	$138,292
Depreciation and amortization	$79,563	$9,683	$989	$90,235

Operating income (loss)	$62,941	$4,254	$(19,138)	$48,057
Capital expenditures	$33,715	$7,364	$815	$41,894

As of December 31, 2010
Segment assets	$1,485,897	$183,220	$132,121	$1,801,238

(1)	For the six months ended June 30, 2011, capital expenditures of $138,733 represents actual cash invested of $149,072, less amounts accrued but not paid at December 31, 2010 of $20,017, plus amounts accrued but not paid at June 30, 2011 of $9,678.

The following table reconciles the original presentation of the three operating segments to the current presentation for the quarters and six months ended June 30, 2011 and 2010:

Quarter Ended June 30, 2011	Original Presentation	Discontinued Operations	Reclassification	Current Presentation
Drilling services:
Revenue from external customers	$52,222	$—	$129	$52,351

Adjusted EBITDA, as defined	$13,888	$—	$(108)	$13,780
Depreciation and amortization	$4,790	$—	$253	$5,043

Operating income	$9,098	$—	$(361)	$8,737
Capital expenditures	$1,696	$—	$166	$1,862

Product Sales:
Revenue from external customers	$7,864	$(7,735)	$(129)	$—

Adjusted EBITDA, as defined	$1,863	$(1,971)	$108	$—
Depreciation and amortization	$486	$(233)	$(253)	$—

Operating income	$1,377	$(1,738)	$361	$—
Capital expenditures	$176	$(10)	$(166)	$—

Corporate:
Capital expenditures	$76	$10	$—	$86

Quarter Ended June 30, 2010
Drilling services:
Revenue from external customers	$40,445	$—	$951	$41,396

Adjusted EBITDA, as defined	$8,663	$—	$(33)	$8,630
Depreciation and amortization	$4,644	$—	$291	$4,935

Operating income	$4,019	$—	$(324)	$3,695

Product Sales:
Revenue from external customers	$9,340	$(8,389)	$(951)	$—

Adjusted EBITDA, as defined	$1,250	$(1,283)	$33	$—
Depreciation and amortization	$561	$(270)	$(291)	$—

Operating income	$689	$(1,013)	$324	$—
Capital expenditures	$18	$(18)	$—	$—

Corporate:
Capital expenditures	$711	$18	$—	$729

Six Months Ended June 30, 2011
Drilling services:
Revenue from external customers	$102,374	$—	$2,076	$104,450

Adjusted EBITDA, as defined	$26,376	$—	$(203)	$26,173
Depreciation and amortization	$9,539	$—	$552	$10,091

Operating income	$16,837	$—	$(755)	$16,082
Capital expenditures	$3,242	$—	$270	$3,512

Product Sales:
Revenue from external customers	$15,842	$(13,766)	$(2,076)	$—

Adjusted EBITDA, as defined	$3,077	$(3,280)	$203	$—
Depreciation and amortization	$1,028	$(476)	$(552)	$—

Operating income	$2,049	$(2,804)	$755	$—
Capital expenditures	$288	$(18)	$(270)	$—

Corporate:
Capital expenditures	$467	$18	$—	$485

Six Months Ended June 30, 2010
Drilling services:
Revenue from external customers	$75,549	$—	$1,921	$77,470

Adjusted EBITDA, as defined	$14,082	$—	$(145)	$13,937
Depreciation and amortization	$9,102	$—	$581	$9,683

Operating income	$4,980	$—	$(726)	$4,254
Capital expenditures	$7,364	$—	$—	$7,364

Product Sales:
Revenue from external customers	$17,652	$(15,731)	$(1,921)	$—

Adjusted EBITDA, as defined	$2,812	$(2,957)	$145	$—
Depreciation and amortization	$1,137	$(556)	$(581)	$—

Operating income	$1,675	$(2,401)	$726	$—
Capital expenditures	$104	$(104)	$—	$—

Corporate:
Capital expenditures	$711	$104	$—	$815

Reconciliation of segment assets:
As of June 30, 2011
C&PS(1)	$1,558,878	$—	$(2,858)	$1,556,020
Drilling services	$166,436	$—	$14,538	$180,974
Product sales	$35,579	$(23,899)	$(11,680)	$—
Corporate	$204,772	$23,899	$—	$228,671

Segment assets	$1,965,665	$—	$—	$1,965,665

Year ended December 31, 2010
C&PS(1)	$1,488,755	$—	$(2,858)	$1,485,897
Drilling services	$170,944	$—	$12,276	$183,220
Product sales	$35,015	$(25,597)	$(9,418)	$—
Corporate	$106,524	$25,597	$—	$132,121

Segment assets	$1,801,238	$—	$—	$1,801,238

(1)	The $2,858 represents goodwill associated with Southeast Asia.

We do not allocate net interest expense or tax expense to the operating segments. The following table reconciles operating income as reported above to net income for the quarters and six months ended June 30, 2011 and 2010:

	Quarters Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Segment operating income	$98,404	$38,856	$173,581	$48,057
Interest expense	13,665	14,760	27,792	29,501
Interest income	(132)	(111)	(227)	(175)
Income taxes	31,781	9,385	54,907	7,795

Net income from continuing operations	$53,090	$14,822	$91,109	$10,936

The following table summarizes the change in the carrying amount of goodwill by segment for the six months ended June 30, 2011:

	C&PS	Drilling Services	Total
Balance at December 31, 2010	$242,112	$5,563	$247,675
Acquisition (a) and other	4,463	—	4,463

Balance at June 30, 2011	$246,575	$5,563	$252,138

(a)	For a description of our business acquisition as of June 30, 2011, see Note 2, “Business acquisition.”

11. Financial instruments:

The financial instruments recognized in the balance sheet consist of cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities, long-term debt and senior notes. The fair value of all financial instruments approximates their carrying amounts due to their current maturities or market rates of interest, except the senior notes which were issued in December 2006 with a fixed 8% coupon rate. At June 30, 2011, the fair value of these notes was $637,800 based on the published closing price.

A significant portion of our trade accounts receivable is from companies in the oil and gas industry, and as such, we are exposed to normal industry credit risks. We evaluate the credit-worthiness of our major new and existing customers based on their financial condition and generally do not require collateral. For the six months ended June 30, 2011, we had two customers who provided 18.5% and 9.3% of our total revenue.

12. Legal matters and contingencies:

In the normal course of our business, we are a party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters, including warranty and product liability claims and occasional claims by individuals alleging exposure to hazardous materials, on the job injuries and fatalities as a result of our products or operations. Many of the claims filed against us relate to motor vehicle accidents which can result in the loss of life or serious bodily injury. Some of these claims relate to matters occurring prior to our acquisition of businesses. In certain cases, we are entitled to indemnification from the sellers of such businesses.

Although we cannot know or predict with certainty the outcome of any claim or proceeding or the effect such outcomes may have on us, we believe that any liability resulting from the resolution of any of these matters, individually, or in the aggregate, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on our financial position, results of operations or liquidity.

We have historically incurred additional insurance premium related to a cost-sharing provision of our general liability insurance policy, and we cannot be certain that we will not incur additional costs until either existing claims become further developed or until the limitation periods expire for each respective policy year. Any such additional premiums should not have a material adverse effect on our financial position, results of operations or liquidity.

13. Guarantor and Non-Guarantor Condensed Consolidating Financial Statements:

The following tables present the financial data required pursuant to SEC Regulation S-X Rule 3-10(f), which includes: (1) unaudited condensed consolidating balance sheets as of June 30, 2011 and December 31, 2010; (2) unaudited condensed consolidating statements of operations for the quarters and six months ended June 30, 2011 and 2010 and (3) unaudited condensed consolidating statements of cash flows for the six months ended June 30, 2011 and 2010.

Condensed Consolidating Balance Sheet

June 30, 2011

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations/ Reclassifications	Consolidated
Current assets
Cash and cash equivalents	$162,248	$4,697	$24,811	$(23,815)	$167,941
Accounts receivable, net	239	348,988	37,903	—	387,130
Inventory, net	—	25,925	7,401	—	33,326
Prepaid expenses	8,864	16,802	6,860	—	32,526
Income tax receivable	23,641	—	(1)	—	23,640
Current deferred tax assets	2,835	—	—	—	2,835
Other current assets	—	57	—	—	57
Current assets of discontinued operations	—	—	15,137	—	15,137

Total current assets	197,827	396,469	92,111	(23,815)	662,592
Property, plant and equipment, net	4,491	947,362	44,994	—	996,847
Investment in consolidated subsidiaries	1,057,702	122,559	—	(1,180,261)	—
Inter-company receivable	521,866	—	—	(521,866)	—
Goodwill	15,531	236,607	—	—	252,138
Other long-term assets, net	32,186	12,030	1,110	—	45,326
Long-term assets of discontinued operations	—	—	8,762	—	8,762

Total assets	$1,829,603	$1,715,027	$146,977	$(1,725,942)	$1,965,665

Current liabilities
Accounts payable	$399	$82,020	$9,431	$(23,815)	$68,035

Accrued liabilities	22,275	19,885	6,004	—	48,164
Accrued payroll and payroll burdens	1,140	26,898	2,177	—	30,215
Accrued interest	2,452	—	6	—	2,458
Income taxes payable	—	—	675	—	675
Current liabilities of discontinued operations	—	—	3,986	—	3,986

Total current liabilities	26,266	128,803	22,279	(23,815)	153,533
Long-term debt	650,000	—	—	—	650,000
Inter-company payable	—	519,660	2,206	(521,866)	—
Deferred income taxes	230,733	3,798	(122)	—	234,409
Other long-term liabilities	1,073	5,064	13	—	6,150
Long-term liabilities of discontinued operations	—	—	42	—	42

Total liabilities	908,072	657,325	24,418	(545,681)	1,044,134
Stockholders’ equity
Total stockholders’ equity	921,531	1,057,702	122,559	(1,180,261)	921,531

Total liabilities and stockholders’ equity	$1,829,603	$1,715,027	$146,977	$(1,725,942)	$1,965,665

Condensed Consolidating Balance Sheet

December 31, 2010

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations/ Reclassifications	Consolidated
Current assets
Cash and cash equivalents	$111,834	$569	$23,500	$(16,768)	$119,135
Accounts receivable, net	696	313,936	27,352	—	341,984
Inventory, net	—	21,935	6,454	—	28,389
Prepaid expenses	6,388	10,980	989	—	18,357
Income tax receivable	10,164	13,298	662	—	24,124
Current deferred tax assets	2,499	—	—	—	2,499
Other current assets	882	502	—	—	1,384
Current assets of discontinued operations	—	—	16,700	—	16,700

Total current assets	132,463	361,220	75,657	(16,768)	552,572
Property, plant and equipment, net	4,730	898,013	48,189	—	950,932
Investment in consolidated subsidiaries	930,631	115,449	—	(1,046,080)	—
Inter-company receivable	554,482	—	445	(554,927)	—
Goodwill	15,531	232,144	—	—	247,675
Other long-term assets, net	29,966	10,161	1,035	—	41,162
Long-term assets of discontinued operations	—	—	8,897	—	8,897

Total assets	$1,667,803	$1,616,987	$134,223	$(1,617,775)	$1,801,238

Current liabilities
Accounts payable	$376	$82,952	$7,942	$(16,768)	$74,502
Accrued liabilities	18,269	21,355	3,369	—	42,993
Accrued payroll and payroll burdens	4,353	19,325	2,606	—	26,284
Accrued interest	2,439	1	6	—	2,446
Income taxes payable	(1,043)	—	1,043	—	—
Current liabilities of discontinued operations	—	—	2,841	—	2,841

Total current liabilities	24,394	123,633	17,807	(16,768)	149,066
Long-term debt	650,000	—	—	—	650,000
Inter-company payable	—	553,907	1,020	(554,927)	—
Deferred income taxes	186,693	3,794	(98)	—	190,389
Other long-term liabilities	882	5,022	12	—	5,916
Long-term liabilities of discontinued operations	—	—	33	—	33

Total liabilities	861,969	686,356	18,774	(571,695)	995,404
Stockholders’ equity
Total stockholders’ equity	805,834	930,631	115,449	(1,046,080)	805,834

Total liabilities and stockholders’ equity	$1,667,803	$1,616,987	$134,223	$(1,617,775)	$1,801,238

Condensed Consolidated Statement of Operations

Quarter Ended June 30, 2011

		Guarantor	Non- guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated

Revenue	$—	$511,064	$34,818	$(1,650)	$544,232

Service expenses	—	320,627	27,748	(1,650)	346,725
Selling, general and administrative expenses	11,074	36,358	2,439	—	49,871
Depreciation and amortization	429	46,038	2,765	—	49,232

Income (loss) from continuing operations before interest and taxes	(11,503)	108,041	1,866	—	98,404
Interest expense	14,154	365	24	(878)	13,665
Interest income	(953)	(2)	(55)	878	(132)
Equity in earnings of consolidated affiliates	(71,596)	(3,276)	—	74,872	—

Income (loss) from continuing operations before taxes	46,892	110,954	1,897	(74,872)	84,871
Taxes	(7,613)	39,358	36	—	31,781

Income (loss) from continuing operations	54,505	71,596	1,861	(74,872)	53,090
Discontinued operations (net of tax)	—	—	1,415	—	1,415

Net income (loss)	$54,505	$71,596	$3,276	$(74,872)	$54,505

Condensed Consolidated Statement of Operations

Quarter Ended June 30, 2010

		Guarantor	Non- guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated

Revenue	$—	$325,261	$28,326	$(1,731)	$351,856

Service expenses	—	203,790	22,390	(1,731)	224,449
Selling, general and administrative expenses	9,320	29,465	4,564	—	43,349
Depreciation and amortization	334	41,910	2,958	—	45,202

Income (loss) from continuing operations before interest and taxes	(9,654)	50,096	(1,586)	—	38,856
Interest expense	14,733	1,731	18	(1,722)	14,760
Interest income	(1,832)	(1)	—	1,722	(111)
Equity in earnings of consolidated affiliates	(28,001)	845	—	27,156	—

Income (loss) from continuing operations before taxes	5,446	47,521	(1,604)	(27,156)	24,207
Taxes	(10,225)	19,520	90	—	9,385

Income (loss) from continuing operations	15,671	28,001	(1,694)	(27,156)	14,822
Discontinued operations (net of tax)	—	—	849	—	849

Net income (loss)	$15,671	$28,001	$(845)	$(27,156)	$15,671

Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2011

		Guarantor	Non- guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated

Revenue	$—	$963,372	$73,308	$(3,262)	$1,033,418

Service expenses	—	610,016	56,323	(3,262)	663,077
Selling, general and administrative expenses	20,900	72,869	4,854	—	98,623
Depreciation and amortization	858	91,495	5,784	—	98,137

Income (loss) from continuing operations before interest and taxes	(21,758)	188,992	6,347	—	173,581

Interest expense	28,602	1,240	48	(2,098)	27,792
Interest income	(2,232)	(2)	(91)	2,098	(227)
Equity in earnings of consolidated affiliates	(125,427)	(7,468)	—	132,895	—

Income (loss) from continuing operations before taxes	77,299	195,222	6,390	(132,895)	146,016
Taxes	(16,140)	69,795	1,252	—	54,907

Income (loss) from continuing operations	93,439	125,427	5,138	(132,895)	91,109
Discontinued operations (net of tax)	—	—	2,330	—	2,330

Net income (loss)	$93,439	$125,427	$7,468	$(132,895)	$93,439

Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2010

		Guarantor	Non- guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated

Revenue	$—	$594,330	$63,350	$(3,462)	$654,218

Service expenses	—	387,527	48,183	(3,462)	432,248
Selling, general and administrative expenses	18,150	58,902	6,626	—	83,678
Depreciation and amortization	666	83,616	5,953	—	90,235

Income (loss) from continuing operations before interest and taxes	(18,816)	64,285	2,588	—	48,057
Interest expense	29,445	3,439	32	(3,415)	29,501
Interest income	(3,562)	(4)	(24)	3,415	(175)
Equity in earnings of consolidated affiliates	(41,355)	(5,084)	—	46,439	—

Income (loss) from continuing operations before taxes	(3,344)	65,934	2,580	(46,439)	18,731
Taxes	(16,253)	24,579	(531)	—	7,795

Income (loss) from continuing operations	12,909	41,355	3,111	(46,439)	10,936
Discontinued operations (net of tax)	—	—	1,973	—	1,973

Net income (loss)	$12,909	$41,355	$5,084	$(46,439)	$12,909

Condensed Consolidated Statement of Cash Flows

Six Months Ended June 30, 2011

		Guarantor	Non- guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated
Cash provided by:
Net income (loss)	$93,439	$125,427	$7,468	$(132,895)	$93,439
Items not affecting cash:
Equity in earnings of consolidated affiliates	(125,427)	(7,468)	—	132,895	—
Depreciation and amortization	858	91,495	6,260	—	98,613
Other	2,787	45,081	(89)	—	47,779
Changes in operating assets and liabilities	32,146	(58,966)	(10,543)	(7,047)	(44,410)

Net cash provided by (used in) operating activities	3,803	195,569	3,096	(7,047)	195,421

Investing activities:
Additions to property, plant and equipment	(467)	(144,726)	(3,879)	—	(149,072)
Inter-company receipts	32,616	—	445	(33,061)	—
Acquisitions	—	(15,576)	—	—	(15,576)
Proceeds from the disposal of capital assets	—	3,108	177	—	3,285
Other	191	—	—	—	191

Net cash provided by (used for) investing activities	32,340	(157,194)	(3,257)	(33,061)	(161,172)

Financing activities:
Inter-company borrowings	—	(34,247)	1,186	33,061	—
Proceeds from issuances of common stock	15,087	—	—	—	15,087

Purchase of treasury shares	(5,581)	—	—	—	(5,581)
Other	4,765	—	—	—	4,765

Net cash provided by (used in) financing activities	14,271	(34,247)	1,186	33,061	14,271
Effect of exchange rate changes on cash	—	—	286	—	286

Change in cash and cash equivalents	50,414	4,128	1,311	(7,047)	48,806
Cash and cash equivalents, beginning of period	111,834	569	23,500	(16,768)	119,135

Cash and cash equivalents, end of period	$162,248	$4,697	$24,811	$(23,815)	$167,941

Condensed Consolidated Statement of Cash Flows

Six Months Ended June 30, 2010

		Guarantor	Non- guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated
Cash provided by:
Net income (loss)	$12,909	$41,355	$5,084	$(46,439)	$12,909
Items not affecting cash:
Equity in earnings of consolidated affiliates	(41,355)	(5,084)	—	46,439	—
Depreciation and amortization	666	83,616	6,509	—	90,791
Other	8,832	5,196	(463)	—	13,565
Changes in operating assets and liabilities	44,921	(52,801)	(2,081)	(1,894)	(11,855)

Net cash provided by (used in) operating activities	25,973	72,282	9,049	(1,894)	105,410

Investing activities:
Additions to property, plant and equipment	(711)	(39,825)	(1,358)	—	(41,894)
Inter-company receipts	38,796	—	—	(38,796)	—
Acquisitions	—	(1,365)	—	—	(1,365)
Proceeds from the disposal of capital assets	—	3,024	93	—	3,117

Net cash provided by (used for) investing activities	38,085	(38,166)	(1,265)	(38,796)	(40,142)

Financing activities:
Repayments of long-term debt	—	(62)	(2)	—	(64)
Repayments of notes payable	(1,069)	—	—	—	(1,069)
Inter-company borrowings	—	(33,750)	(5,046)	38,796	—
Proceeds from issuances of common stock	2,263	—	—	—	2,263
Purchase of treasury shares	(1,410)	—	—	—	(1,410)
Other	273	—	—	—	273

Net cash provided by (used in) financing activities	57	(33,812)	(5,048)	38,796	(7)
Effect of exchange rate changes on cash	—	—	(78)	—	(78)

Change in cash and cash equivalents	64,115	304	2,658	(1,894)	65,183
Cash and cash equivalents, beginning of period	64,871	519	11,411	(5,031)	71,770

Cash and cash equivalents, end of period	$128,986	$823	$14,069	$(6,925)	$136,953

14. Recent accounting pronouncements and authoritative literature:

On March 30, 2010, the President of the United States signed the Health Care and Education Reconciliation Act of 2010, which is a reconciliation bill that amends the Patient Protection and Affordable Care Act that was signed by the President on March 23, 2010. Certain provisions of this law became effective during 2010. We have reviewed our health insurance plan provisions with third-party consultants and continue to evaluate our position relative to the changes in the law. We do not believe that the provisions which have taken effect will have a significant impact on the operation of our existing health insurance plan. However, future provisions under the law which become effective in subsequent periods may impact our health insurance plan and our overall financial position. We are evaluating these provisions as they become effective and continue to seek guidance from the FASB and SEC related to the implications of this new legislation on accounting and disclosure requirements. We expect that this legislation will have an impact on our financial position, results of operations and cash flows, but we cannot determine the extent of the impact at this time.

In December 2010, the FASB provided additional guidance related to business combinations to require each public entity that presents comparative financial statements to disclose the revenue and earnings of the combined entity as if the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In addition, this amendment expands the supplemental pro forma disclosures related to such a business combination to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance should be applied prospectively for business combinations for which the acquisition date is on or after January 1, 2011, for calendar-year reporting entities. We adopted this standard on January 1, 2011 with no material impact on our financial position, results of operations or cash flows.

In December 2010, the FASB issued additional guidance related to accounting for intangible assets and goodwill. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual test dates if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update is effective for public entities with fiscal years beginning after December 15, 2010 and interim periods within those years. We adopted this standard effective January 1, 2011. We do not expect this guidance to have a material effect on our financial position, results of operations or cash flows.

In May 2011, the FASB issued guidance pertaining to fair value measurement that included a common definition of fair value and information to assist reporting entities to measure and disclose fair value with regards to U.S. GAAP and International Financial Reporting Standards (“IFRS”) convergence issues. This guidance becomes effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. We are currently evaluating the impact that this accounting guidance may have on our consolidated financial position, results of operations and cash flows.

In June 2011, the FASB issued guidance pertaining to the presentation of comprehensive income. This guidance, which is effective retrospectively for interim and annual periods beginning on or after December 15, 2011 with early adoption permitted, requires the presentation of total comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. We do not expect the adoption of this guidance to have a material impact on our consolidated financial position, results of operations and cash flows.

15. Subsequent events:

On October 9, 2011, we entered into a merger agreement with Superior Energy Services, Inc. (“SPN”), a Delaware corporation and SPN Fairway Acquisition, Inc., a newly formed Delaware corporation which is an indirect wholly-owned subsidiary of SPN. Pursuant to this agreement, each share of our common stock issued and outstanding immediately prior to the effective date of the merger will be converted automatically into the right to receive 0.945 shares of common stock, par value $0.001 per share, of SPN and $7.00 in cash. Pursuant to the agreement, we will merge with and into SPN Fairway Acquisition, Inc., which will be the surviving corporation and an indirect wholly-owned subsidiary of SPN. The completion of the merger is expected to occur in early 2012, subject to customary conditions, including approvals of SPN’s and our stockholders. For terms of the agreement, including circumstances under which the merger agreement can be terminated and the ramifications of such a termination, as well as other terms and conditions, refer to the Agreement and Plan of Merger filed as Exhibit 2.1 to our Current Report on Form 8-K with the Securities and Exchange Commission on October 11, 2011.

        On October 14, 2011, October 26, 2011, and November 11, 2011, putative class action complaints captioned Hetherington v. Winkler, et al., C.A. No. 6935-VCL (“Hetherington Complaint”), Walsh v. Winkler, et al., C.A. No. 6984-VCL (“Walsh Complaint”), and Wallack v. Winkler, et al., C.A. No. 7040-VCL (“Wallack Complaint”), respectively, were filed in the Court of Chancery of the State of Delaware on behalf of an alleged class of Complete stockholders. On November 1, 2011 and November 16, 2011, putative class action complaints captioned City of Monroe Employees’ Retirement System v. Complete Production Services, Inc., et al., 2011-66385 (“City of Monroe Complaint”) and Seniuk v. Complete Production Services, Inc., et al., 2011-69384 (“Seniuk Complaint”), respectively, were filed in the District Court of Harris County, Texas, on behalf of an alleged class of Complete stockholders. The complaints name as defendants all members of our board of directors, our company, SPN and SPN Fairway Acquisition, Inc. The plaintiffs allege that the defendants breached their fiduciary duties to our stockholders in connection with the proposed merger, or aided and abetted the other defendants’ breaches of their fiduciary duties. The complaints allege that the proposed merger between us and SPN involves an unfair price, an inadequate sales process and unreasonable deal protection devices. The Hetherington Complaint claims that defendants agreed to the transaction to benefit SPN and that neither our company, nor our board of directors, have adequately explained the reason for the proposed merger. The Walsh Complaint, the Wallack Complaint, and the Seniuk Complaint claim that defendants acted for their personal interests rather than the interests of our stockholders. The City of Monroe Complaint claims that defendants engaged in self-dealing and failed to seek maximum value for stockholders. The Wallack Complaint further claims that the Registration Statement omits material information about the sales process, Credit Suisse’s financial valuation of Complete, and fees received by Credit Suisse for prior financial services rendered to Complete. All five complaints seek injunctive relief including to enjoin the merger, rescissory damages in the event the merger is completed, and an award of attorneys’ and other fees and costs, in addition to other relief. The Wallack Complaint also seeks supplemental disclosures regarding the proposed merger. We and our board of directors believe that the plaintiffs’ allegations lack merit and intend to contest them vigorously.

On October 11, 2011, Integrated Production Services, Inc., a wholly-owned subsidiary of ours, pled guilty in the United States District Court for the Eastern District of Oklahoma to one count brought by the United States for negligent violation of the Clean Water Act, 33 U.S.C. § 1319(c)(1)(A). Integrated Production Services, Inc. and the United States stipulated to: (1) payment by Integrated Production Services, Inc. of a criminal penalty of $140; (2) payment by Integrated Production Services, Inc. of $22 as community service to the Oklahoma Department of Wildlife Conservation; (3) a probationary period for Integrated Production Services, Inc. of two years; and (4) during the probationary period, implementation and completion of an Environmental Compliance Program by Integrated Production Services, Inc. at a cost no less than $38. This plea and plea agreement is conditioned upon its approval by the court which approval is still pending.

On November 11, 2011, we signed a definitive agreement to sell I.E. Miller Services, Inc., a wholly-owned subsidiary which operates a drilling logistics business based in Eunice, Louisiana, for approximately $110,000, subject to working capital and other adjustments. We expect to complete this sale during the fourth quarter of 2011, and we expect to record a gain on this transaction.

On October 31, 2011, we acquired substantially all of the assets of two fluid handling businesses based in northern Wyoming, for a total of $16,522 in cash. We are currently evaluating the preliminary purchase price allocation associated with this transaction, but expect to record goodwill of approximately $8,500 in October 2011, all of which would be allocated to our completion and production services business segment. We believe that this acquisition expands our fluid handling position and supplements our trucking business in the northern Niobrara Basin.

On October 25, 2011, we purchased all the issued and outstanding equity interests of Rising Star Services, L.P., a company based in Odessa, Texas which provides hydraulic fracturing, cementing and acidizing services throughout the Permian Basin. Total consideration paid at closing was $77,817, net of cash acquired and subject to a final working capital adjustment. The agreement includes additional contingent consideration up to $6,500, which, if earned, would be payable within two years of the transaction date. We are currently evaluating the preliminary purchase price allocation associated with this transaction, but expect to record goodwill of approximately $37,500 in October 2011, all of which would be allocated to our completion and production services business segment. We believe that this acquisition expands our geographic reach into the Permian Basin and enhances our pressure pumping service offerings.

In July 2011, we sold our Southeast Asian business and are accounting for this disposal group as discontinued operations. The remainder of the product sales business has been combined into our drilling services segment. A reconciliation of the original presentation of our reportable segments for the quarters and six-month periods ended June 30, 2011 and 2010 to the current reportable segments is presented in Note 10, “Segment information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this Exhibit 99.1 to Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and the oil and gas industry. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. These forward-looking statements involve risks and uncertainties that may be outside of our control and could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market prices for oil and gas, the level of oil and gas drilling, economic and competitive conditions, capital expenditures, regulatory changes and other uncertainties. Other factors that could cause our actual results to differ from our projected results are described in: (1) Part II, “Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, (2) our Current Report on Form 8-K dated November 22, 2011, of which this exhibit is a part, (3) our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (other than Items 1, 6, 7 and 8 which have been updated in Exhibit 99.1 to a separate Current Report on Form 8-K filed as of November 18, 2011, (4) our reports and registration statements filed from time to time with the SEC and (5) other announcements we make from time to time. In light of these risks, uncertainties and assumptions, the forward-looking events discussed below may not occur. Unless otherwise required by law, we undertake no obligation to update publicly any forward-looking statements, even if new information becomes available or other events occur in the future.

The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained in this Exhibit 99.1 to Current Report on Form 8-K are forward-looking statements.

Reference to “Complete,” the “Company,” “we,” “our” and similar phrases used throughout this Exhibit 99.1 to Current Report on Form 8-K relate collectively to Complete Production Services, Inc. and its consolidated subsidiaries.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the accompanying unaudited consolidated financial statements and related notes as of June 30, 2011 and for the quarters and six months ended June 30, 2011 and 2010, included elsewhere herein.

Overview

We are a leading provider of specialized services and products focused on helping oil and gas companies develop hydrocarbon reserves, reduce operating costs and enhance production. We focus on basins within North America that we believe have attractive long-term potential for growth, and we deliver targeted, value-added services and products required by our customers within each specific basin. We believe our range of services and products positions us to meet the many needs of our customers at the wellsite, from drilling and completion through production and eventual abandonment. We manage our operations from regional field service facilities located throughout the U.S. Rocky Mountain region, Texas, Oklahoma, Louisiana, Arkansas, Pennsylvania, western Canada and Mexico.

We operate in two business segments:

Completion and Production Services. Through our completion and production services segment, we establish, maintain and enhance the flow of oil and gas throughout the life of a well. This segment is divided into the following primary service lines:

•

Intervention Services. Well intervention requires the use of specialized equipment to perform an array of wellbore services. Our fleet of intervention service equipment includes coiled tubing units, pressure pumping units, nitrogen units, well service rigs, snubbing units and a variety of support equipment. Our intervention services provide customers with innovative solutions to increase production of oil and gas.

•	Downhole and Wellsite Services. Our downhole and wellsite services include electric-line, slickline, production optimization, production testing, rental and fishing services.

•

Fluid Handling. We provide a variety of services to help our customers obtain, move, store and dispose of fluids that are involved in the development and production of their reservoirs. Through our fleet of specialized trucks, frac tanks and other assets, we provide fluid transportation, heating, pumping and disposal services for our customers.

Drilling Services. Through our drilling services segment, we provide services and equipment that initiate or stimulate oil and gas production by providing land drilling and specialized rig logistics services. In addition, we provide repair work and fabrication services for our customers at a business located in Gainesville, Texas.

Substantially all service and rental revenue we earn is based upon a charge for a period of time (an hour, a day, a week) for the actual period of time the service or rental is provided to our customer or on a fixed per-stage-completed fee. Product sales are recorded when the actual sale occurs and title or ownership passes to the customer.

General

The primary factors influencing demand for our services and products are the level of drilling and workover activity of our customers and the complexity of such activity, which in turn, depends on current and anticipated future oil and gas prices, production depletion rates and the resultant levels of cash flows generated and allocated by our customers to their drilling and workover budgets. As a result, demand for our services and products is cyclical, substantially depends on activity levels in the North American oil and gas industry and is highly sensitive to current and expected oil and natural gas prices.

We consider the drilling and well service rig counts to be an indication of spending by our customers in the oil and gas industry for exploration and development of new and existing hydrocarbon reserves. These spending levels are a primary driver of our business, and we believe that our customers tend to invest more in these activities when oil and gas prices are at higher levels, are increasing, or are expected to increase. The following tables summarize average North American drilling and well service rig activity, as measured by Baker Hughes Incorporated (“BHI”) and the Cameron International Corporation/Guiberson /AESC Service Rig Count for “Active Rigs”:

AVERAGE RIG COUNTS

	Quarter Ended 6/30/11	Quarter Ended 6/30/10	Six Months Ended 6/30/11	Six Months Ended 6/30/10
BHI Rotary Rig Count:
U.S. Land	1,795	1,464	1,745	1,385
U.S. Offshore	31	42	28	43

Total U.S.	1,826	1,506	1,773	1,428
Canada	187	163	379	310

Total North America	2,013	1,669	2,152	1,738

Source: BHI (www.BakerHughes.com)

	Quarter Ended 6/30/11	Quarter Ended 6/30/10	Six Months Ended 6/30/11	Six Months Ended 6/30/10
Cameron International Corporation/Guiberson/AESC Well Service Rig Count (Active Rigs):
United States	2,056	1,830	2,034	1,780
Canada	671	399	693	442

Total North America	2,727	2,229	2,727	2,222

Source: Cameron International Corporation/Guiberson/AESC Well Service Rig Count for “Active Rigs.”

Outlook

Oilfield market conditions improved throughout 2010 and through the first six months of 2011 due to higher oil prices, which are encouraging increased investments in oil plays and in gas fields that have meaningful natural gas liquids content. Although improving modestly in recent months, the price of natural gas in North America has remained subdued as a result of above average storage levels caused primarily by increasing gas production from unconventional resource plays. Activity in oil and liquid-rich basins is expected to increase and activity in dry gas basins should remain steady through the remainder of the year as customers work through a backlog of wells caused by service capacity shortages and a requirement to complete wells to retain acreage.

We believe our customers will continue to rely upon service providers with local knowledge and a proven ability to effectively execute complex services on more service intensive, longer-lateral horizontal wells, particularly in oil and liquid-rich basins where our customers are shifting a greater portion of their activities. Our business has transitioned from a predominantly gas-oriented business, to a majority oil and liquids-oriented business. We believe we are well positioned in high-growth basins and that our core services, which include pressure pumping, coiled tubing, well servicing and fluid handling, will continue to directly benefit from an increasing level of service intensity.

Our long-term growth strategy has not changed. We intend to add like-kind equipment and expand our service offerings through internal capital investment and accelerate our growth by acquiring complementary businesses which expand our service offerings in a current operating area or extend our geographical footprint into targeted basins. Furthermore, we will continue to evaluate our existing service and product offerings and seek to dispose of businesses which are deemed to be non-core services, when market conditions and the terms for such transactions are deemed favorable. For 2011, we expect to spend between $425 million and $450 million for capital investment and we continue to seek strategic acquisitions.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, and provide a basis for making judgments about the carrying value of assets and liabilities that are not readily available through open market quotes. Estimates and assumptions are reviewed periodically, and actual results may differ from those estimates under different assumptions or conditions. We must use our judgment related to uncertainties in order to make these estimates and assumptions.

For a description of our critical accounting policies and estimates as well as certain sensitivity disclosures related to those estimates, see Exhibit 99.1 to a separate Current Report on Form 8-K filed as of November 18, 2011 which revises certain disclosures in our Annual Report on Form 10-K for the year ended December 31, 2010. Our critical accounting policies and estimates have not changed materially during the six months ended June 30, 2011.

Recent Transactions

On October 9, 2011, we entered into a merger agreement with Superior Energy Services, Inc. (“SPN”), a Delaware corporation and SPN Fairway Acquisition, Inc., a newly formed Delaware corporation which is an indirect wholly-owned subsidiary of SPN. Pursuant to this agreement, each share of our common stock issued and outstanding immediately prior to the effective date of the merger will be converted automatically into the right to receive 0.945 shares of common stock, par value $0.001 per share, of SPN and $7.00 in cash. Pursuant to the agreement, we will merge with and into SPN Fairway Acquisition, Inc., which will be the surviving corporation and an indirect wholly-owned subsidiary of SPN. The completion of the merger is expected to occur in early 2012, subject to customary conditions, including approvals of SPN’s and our stockholders. For terms of the agreement, including circumstances under which the merger agreement can be terminated and the ramifications of such a termination, as well as other terms and conditions, refer to the Agreement and Plan of Merger filed as Exhibit 2.1 to our Current Report on Form 8-K with the Securities and Exchange Commission on October 11, 2011.

        On October 14, 2011, October 26, 2011, and November 11, 2011, putative class action complaints captioned Hetherington v. Winkler, et al., C.A. No. 6935-VCL (“Hetherington Complaint”), Walsh v. Winkler, et al., C.A. No. 6984-VCL (“Walsh Complaint”), and Wallack v. Winkler, et al., C.A. No. 7040-VCL (“Wallack Complaint”), respectively, were filed in the Court of Chancery of the State of Delaware on behalf of an alleged class of Complete stockholders. On November 1, 2011 and November 16, 2011, putative class action complaints captioned City of Monroe Employees’ Retirement System v. Complete Production Services, Inc., et al., 2011-66385 (“City of Monroe Complaint”) and Seniuk v. Complete Production Services, Inc., et al., 2011-69384 (“Seniuk Complaint”), respectively, were filed in the District Court of Harris County, Texas, on behalf of an alleged class of Complete stockholders. The complaints name as defendants all members of our board of directors, our company, SPN and SPN Fairway Acquisition, Inc. The plaintiffs allege that the defendants breached their fiduciary duties to our stockholders in connection with the proposed merger, or aided and abetted the other defendants’ breaches of their fiduciary duties. The complaints allege that the proposed merger between us and SPN involves an unfair price, an inadequate sales process and unreasonable deal protection devices. The Hetherington Complaint claims that defendants agreed to the transaction to benefit SPN and that neither our company, nor our board of directors, have adequately explained the reason for the proposed merger. The Walsh Complaint, the Wallack Complaint, and the Seniuk Complaint claim that defendants acted for their personal interests rather than the interests of our stockholders. The City of Monroe Complaint claims that defendants engaged in self-dealing and failed to seek maximum value for stockholders. The Wallack Complaint further claims that the Registration Statement omits material information about the sales process, Credit Suisse’s financial valuation of Complete, and fees received by Credit Suisse for prior financial services rendered to Complete. All five complaints seek injunctive relief including to enjoin the merger, rescissory damages in the event the merger is completed, and an award of attorneys’ and other fees and costs, in addition to other relief. The Wallack Complaint also seeks supplemental disclosures regarding the proposed merger. We and our board of directors believe that the plaintiffs’ allegations lack merit and intend to contest them vigorously.

On October 11, 2011, Integrated Production Services, Inc., a wholly-owned subsidiary of ours, pled guilty in the United States District Court for the Eastern District of Oklahoma to one count brought by the United States for negligent violation of the Clean Water Act, 33 U.S.C. § 1319(c)(1)(A). Integrated Production Services, Inc. and the United States stipulated to: (1) payment by Integrated Production Services, Inc. of a criminal penalty of $0.1 million; (2) payment by Integrated Production Services, Inc. of less than $0.1 million as community service to the Oklahoma Department of Wildlife Conservation; (3) a probationary period for Integrated Production Services, Inc. of two years; and (4) during the probationary period, implementation and completion of an Environmental Compliance Program by Integrated Production Services, Inc. at a cost no less than approximately $0.1 million. This plea and plea agreement is conditioned upon its approval by the court which approval is still pending.

On November 11, 2011, we signed a definitive agreement to sell I.E. Miller Services, Inc., a wholly-owned subsidiary which operates a drilling logistics business based in Eunice, Louisiana, for approximately $110.0 million, subject to working capital and other adjustments. We expect to complete this sale during the fourth quarter of 2011, and we expect to record a gain on this transaction.

On October 31, 2011, we acquired substantially all of the assets of two fluid handling businesses based in northern Wyoming, for a total of $16.5 million in cash. We are currently evaluating the preliminary purchase price allocation associated with this transaction, but expect to record goodwill of approximately $8.5 million in October 2011, all of which would be allocated to our completion and production services business segment. We believe that this acquisition expands our fluid handling position and supplements our trucking business in the northern Niobrara Basin.

On October 25, 2011, we purchased all the issued and outstanding equity interests of Rising Star Services, L.P., a company based in Odessa, Texas which provides hydraulic fracturing, cementing and acidizing services throughout the Permian Basin. Total consideration paid at closing was $77.8 million, net of cash acquired and subject to a final working capital adjustment. The agreement includes additional contingent consideration up to $6.5 million, which, if earned, would be payable within two years of the transaction date. We are currently evaluating the preliminary purchase price allocation associated with this transaction, but expect to record goodwill of approximately $37.5 million in October 2011, all of which would be allocated to our completion and production services business segment. We believe that this acquisition expands our geographic reach into the Permian Basin and enhances our pressure pumping service offerings.

In July 2011, we sold our Southeast Asian business and are accounting for this disposal group as discontinued operations. The remainder of the product sales business has been combined into our drilling services segment. A reconciliation of the original presentation of our reportable segments for the quarters and six-month periods ended June 30, 2011 and 2010 to the current reportable segments is presented in Note 10, “Segment information,” in our notes to consolidated financial statements included elsewhere in this Exhibit 99.1 to Current Report on Form 8-K.

On May 11, 2011, we completed the purchase of the hydraulic snubbing and production testing assets of a business with operations in the Marcellus, Eagle Ford and Barnett Shales. We paid a total of $15.6 million in cash for these assets, which included goodwill of $4.4 million. The entire purchase price was allocated to the completion and production services business segment. We believe this acquisition will supplement our hydraulic snubbing and production testing service offerings in Pennsylvania and Texas.

Results of Operations

	Quarter Ended 6/30/11	Quarter Ended 6/30/10	Change 2011/ 2010	Percent Change 2011/ 2010
	(unaudited, in thousands)
Revenue:
Completion and production services	$491,881	$310,460	$181,421	58%
Drilling services	52,351	41,396	10,955	26%

Total	$544,232	$351,856	$192,376	55%

Adjusted EBITDA:
Completion and production services	$144,931	$84,748	$60,183	71%
Drilling services	13,780	8,630	5,150	60%
Corporate	(11,075)	(9,320)	(1,755)	19%

Total	$147,636	$84,058	$63,578	76%

	Six Months Ended 6/30/11	Six Months Ended 6/30/10	Change 2011/ 2010	Percent Change 2011/ 2010
	(unaudited, in thousands)
Revenue:
Completion and production services	$928,968	$576,748	$352,220	61%
Drilling services	104,450	77,470	26,980	35%

Total	$1,033,418	$654,218	$379,200	58%

Adjusted EBITDA:
Completion and production services	$266,445	$142,504	$123,941	87%
Drilling services	26,173	13,937	12,236	88%
Corporate	(20,900)	(18,149)	(2,751)	15%

Total	$271,718	$138,292	$133,426	96%

“Corporate” includes amounts related to corporate personnel costs, other general expenses and stock-based compensation charges.

“Adjusted EBITDA” consists of net income (loss) from continuing operations before net interest expense, taxes, depreciation and amortization, non-controlling interest and impairment loss. Adjusted EBITDA is a non-GAAP measure of performance. We use Adjusted EBITDA as the primary internal management measure for evaluating performance and allocating additional resources. The following table reconciles Adjusted EBITDA for the quarters and six months ended June 30, 2011 and 2010 to the most comparable U.S. GAAP measure, operating income (loss). The calculation of Adjusted EBITDA is different from the calculation of “EBITDA,” as defined and used in our credit facilities. For a discussion of the calculation of “EBITDA” as defined under our existing credit facilities, see Note 7, “Long-term debt” included in the notes to consolidated financial statements included elsewhere in this Exhibit 99.1 to Current Report on Form 8-K.

	Completion and Production Services	Drilling Services	Corporate	Total
Quarter Ended June 30, 2011
Adjusted EBITDA, as defined	$144,931	$13,780	$(11,075)	$147,636
Depreciation and amortization	$43,585	$5,043	$604	$49,232

Operating income (loss)	$101,346	$8,737	$(11,679)	$98,404

Quarter Ended June 30, 2010
Adjusted EBITDA, as defined	$84,748	$8,630	$(9,320)	$84,058
Depreciation and amortization	$39,770	$4,935	$497	$45,202

Operating income (loss)	$44,978	$3,695	$(9,817)	$38,856

Six Months Ended June 30, 2011
Adjusted EBITDA, as defined	$266,445	$26,173	$(20,900)	$271,718
Depreciation and amortization	$86,842	$10,091	$1,204	$98,137

Operating income (loss)	$179,603	$16,082	$(22,104)	$173,581

Six Months Ended June 30, 2010
Adjusted EBITDA, as defined	$142,504	$13,937	$(18,149)	$138,292
Depreciation and amortization	$79,563	$9,683	$989	$90,235

Operating income (loss)	$62,941	$4,254	$(19,138)	$48,057

We do not allocate net interest expense or tax expense to our operating segments. The following table reconciles operating income as reported above to net income for the quarters and six months ended June 30, 2011 and 2010:

	Quarters Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Segment operating income	$98,404	$38,856	$173,581	$48,057
Interest expense	13,665	14,760	27,792	29,501
Interest income	(132)	(111)	(227)	(175)
Income taxes	31,781	9,385	54,907	7,795

Net income from continuing operations	$53,090	$14,822	$91,109	$10,936

Below is a discussion of our operating results by segment for these periods.

Quarter Ended June 30, 2011 Compared to the Quarter Ended June 30, 2010 (Unaudited)

As mentioned above, in July 2011, we sold our Southeast Asian products business and are accounting for this disposal group as discontinued operations. The remainder of the product sales business has been combined into our drilling services segment. A reconciliation of the original presentation of our reportable segments for the quarter and six month periods ended June 30, 2011 and 2010 to the current reportable segments is presented in Note 10, “Segment information,” in our notes to consolidated financial statements included elsewhere in this Exhibit 99.1 to Current Report on Form 8-K.

Revenue

Revenue for the quarter ended June 30, 2011 increased by $192.4 million, or 55%, to $544.2 million from $351.9 million for the same period in 2010. The changes by segment were as follows:

•

Completion and Production Services. Segment revenue increased $181.4 million, or 58%, for the quarter primarily due to an increase in activity levels in the oil and gas industry. We experienced favorable year-over-year improvements for most of our business lines, especially our pressure pumping, coiled tubing and fluid handling businesses as higher demand for our services, resulted in better utilization and pricing of our existing equipment. We invested in additional operating equipment, including pressure pumping frac fleets, coiled tubing units and fluid handling assets, which we placed into service during the past twelve months. We completed several small acquisitions in 2010 and one acquisition in May 2011, which also contributed to the revenue growth for this segment.

•

Drilling Services. Segment revenue increased $11.0 million, or 26%, during the quarter primarily due to increased activity levels in the industry and improved utilization and pricing for our rig relocation and contract drilling businesses.

Service Expenses

Service expenses include labor costs associated with the execution and support of our services, materials used in the performance of those services and other costs directly related to the support and maintenance of equipment. These expenses increased $122.3 million, or 54%, to $346.7 million for the quarter ended June 30, 2011 from $224.4 million for the quarter ended June 30, 2010. The following table summarizes service and product expenses as a percentage of revenues for the quarters ended June 30, 2011 and 2010:

Service Expenses as a Percentage of Revenue

	Quarter Ended

	6/30/11	6/30/10	Change
Segment:
Completion and production services	63%	63%	—
Drilling services	67%	68%	(1%)
Total	64%	64%	—

Total service expenses as a percentage of overall revenue remained consistent when comparing the quarter ended June 30, 2011 to the same period in 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include salaries and other related expenses for our selling, administrative, finance, information technology and human resource functions. Selling, general and administrative expenses increased $6.5 million, or 15%, for the quarter ended June 30, 2011 to $49.9 million from $43.3 million during the quarter ended June 30, 2010. This increase was primarily related to higher payroll related costs resulting from increased headcount, merit increases that were awarded during the quarter ended June 30, 2011, higher incentive compensation based upon earnings and the reinstatement of matching contributions to our 401(k) and deferred compensation plans. Partially offsetting this increase in payroll costs was a decrease in bad debt expense as well as a decrease in losses on the disposition of assets in the quarter ended June 30, 2011 compared to the same period in 2010. As a percentage of revenues, selling, general and administrative expense was 9% and 12% for the quarters ended June 30, 2011 and 2010, respectively.

Depreciation and Amortization

Depreciation and amortization expense increased $4.0 million, or 9%, to $49.2 million for the quarter ended June 30, 2011 from $45.2 million for the quarter ended June 30, 2010. The increase in depreciation and amortization expense was primarily related to capital investment in equipment which was placed into service during the twelve-month period from July 2010 through June 2011. In addition, we acquired several small businesses in 2010 which contributed a full-quarter of depreciation and amortization expense for the quarter ended June 30, 2011 but had no impact for the same period in 2010, and we acquired a small business in May 2011 which contributed depreciation expense, as well as amortization expense associated with certain intangible assets acquired. As a percentage of revenue, depreciation and amortization expense decreased to 9% from 13% for the quarter ended June 30, 2011 compared to the same period in 2010.

Interest expense

Interest expense decreased 7%, or $1.1 million, to $13.7 million for the quarter ended June 2011 compared to $14.8 million for the quarter ended June 30, 2010. The overall decrease in interest expense was largely due to higher capitalized interest associated with construction in progress, as well as lower fees associated with an amendment to our revolving credit facilities in June 2011.

Taxes

We recorded a provision of $31.8 million for the quarter ended June 30, 2011 at an effective rate of approximately 37% and a provision of $9.4 million for the quarter ended June 30, 2010 at an effective rate of approximately 39%. The increase in the tax provision was consistent with an increase in pre-tax income for the respective periods.

Six Months Ended June 30, 2011 Compared to the Six Months Ended June 30, 2010 (Unaudited)

Revenue

Revenue for the six months ended June 30, 2011 increased by $379.2 million, or 58%, to $1,033.4 million from $654.2 million for the same period in 2010. The changes by segment were as follows:

•

Completion and Production Services. Segment revenue increased $352.2 million, or 61%, for the six months ended June 30, 2011 compared to the same period in 2010 primarily due to an increase in activity levels in the oil and gas industry. We experienced favorable year-over-year improvements for most of our business lines, especially our pressure pumping, coiled tubing and fluid handling businesses as higher demand for our services resulted in better utilization and pricing of our existing equipment. We invested in equipment, including pressure pumping frac fleets, coiled tubing units and fluid handling assets, which we placed into service during the past twelve months. In addition, we acquired several small businesses during 2010 and one business in May 2011 which contributed to our revenue growth in this segment.

•

Drilling Services. Segment revenue increased $27.0 million, or 35%, for the six months ended June 30, 2011 compared to the same period in 2010, primarily due to increased activity levels in the industry and improved utilization and pricing in our rig logistics and contract drilling businesses.

Service Expenses

Service expenses include labor costs associated with the execution and support of our services, materials used in the performance of those services and other costs directly related to the support and maintenance of equipment. These expenses increased $230.8 million, or 53%, to $663.1 million for the six months ended June 30, 2011 from $432.2 million for the same period in 2010. The following table summarizes service and product expenses as a percentage of revenues for the six months ended June 30, 2011 and 2010:

Service Expenses as a Percentage of Revenue

	Six Months Ended

	6/30/11	6/30/10	Change
Segment:
Completion and production services	64%	65%	(1%)
Drilling services	68%	72%	(4%)
Total	64%	66%	(2%)

Service expenses as a percentage of revenue decreased slightly for the six months ended June 30, 2011 compared to the same period in 2010. Margins by business segment were primarily impacted by utilization and pricing.

•

Completion and Production Services. Service expenses as a percentage of revenue for this business segment decreased slightly when comparing the six months ended June 30, 2011 to the same period in 2010 primarily due to an increase in overall oilfield activity, improved pricing and service mix, with an increase in sales for historically higher-margin offerings, partially offset by some increases in labor, fuel and repair costs.

•

Drilling Services. Service expenses as a percentage of revenue for this business segment decreased for the six months ended June 30, 2011 compared to the same period in 2010 primarily due to increased asset utilization and improved pricing.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $14.9 million, or 18% to $98.6 million, for the six months ended June 30, 2011 compared to $83.7 million for the same period in 2010. This increase was primarily related to higher payroll related costs resulting from increases in headcount, merit increases which were awarded during the second quarter of 2011, an increase in incentive compensation based on higher earnings and the reinstatement of matching contributions to our 401(k) and deferred compensation plans. Partially offsetting this increase in payroll costs was a decrease in bad debt expense due to recoveries in 2011 and a decrease in losses on the disposition of assets in 2011 compared to the same period in 2010. As a percentage of revenues, selling, general and administrative expense was 10% and 13% for the six months ended June 30, 2011 and 2010, respectively.

Depreciation and Amortization

Depreciation and amortization expense increased $7.9 million, or 9%, to $98.1 million for the six months ended June 30, 2011 from $90.2 million for the six months ended June 30, 2010. The increase in depreciation and amortization expense was primarily related to capital investment in equipment which was placed into service during the twelve-month period from July 2010 through June 2011. In addition, we acquired several small businesses in 2010 which contributed a full six months of depreciation and amortization expense for the six months ended June 30, 2011 but had little impact for the same period in 2010, and we acquired a small business in May 2011 which contributed depreciation expense as well as amortization expense associated with intangible assets in the second quarter of 2011. As a percentage of revenue, depreciation and amortization expense decreased to 9% from 14% for the six months ended June 30, 2011 compared to the same period in 2010.

Interest Expense

Interest expense decreased 6%, or $1.7 million, to $27.8 million for the six months ended June 2011 compared to $29.5 million for the same period in 2010. The overall decrease in interest expense was primarily due to higher capitalized interest associated with construction in progress, as well as lower fees associated with an amendment to our revolving credit facilities in June 2011.

Taxes

We recorded a tax provision of $54.9 million for the six months ended June 30, 2011 at an effective rate of approximately 38% and a tax provision of $7.8 million for the six months ended June 30, 2010 at an effective rate of approximately 42%. The lower effective rate for the six months ended June 30, 2011 was due to a greater benefit from the domestic production activities deduction relative to 2010, as well as the mix of earnings amongst the various tax jurisdictions in which we operate.

Liquidity and Capital Resources

As of June 30, 2011, we had working capital, net of cash, of $341.1 million and cash and cash equivalents of $167.9 million, compared to working capital, net of cash, of $284.4 million and cash and cash equivalents of $119.1 million at December 31, 2010. Our working capital, net of cash, increased at June 30, 2011 compared to December 31, 2010 primarily due to an increase in trade receivables, reflecting an overall increase in oilfield activity levels.

We anticipate that cash generated from operations and our current cash balance will be sufficient to fund the majority of our cash requirements for the next twelve months, however borrowings under our amended revolving credit facility, future debt offerings and/or future public equity offerings may also be used to fund future acquisitions or to satisfy our other liquidity needs. We believe that funds from these sources will be sufficient to meet both our short-term working capital requirements and our long-term capital requirements. If our plans or assumptions change, or are inaccurate, or if we make further acquisitions, we may have to raise additional capital. Our ability to fund planned capital expenditures and to make acquisitions will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, which will be affected by prevailing economic conditions in our industry, and general financial, business and other factors, some of which are beyond our control. In addition, new debt obtained could include service requirements based on higher interest paid and shorter maturities and could impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to stockholders.

The following table summarizes cash flows by type for the periods indicated (in thousands):

	Six Months Ended June 30,
	2011	2010
Cash flows provided by (used in):
Operating activities	$195,421	$105,410
Investing activities	(161,172)	(40,142)
Financing activities	14,271	(7)

Net cash provided by operating activities increased $90.0 million for the six months ended June 30, 2011 compared to the same period in 2010. This increase in operating cash flows in 2011 reflects an increase in cash receipts associated with increased sales as demand for our services and products increased during the period. In addition, we entered into several long-term contracts to provide pressure pumping services and deployed significant assets. We believe our long-term take-or-pay contracts will provide a relatively stable cash flow.

Net cash used in investing activities increased by $121.0 million for the six months ended June 30, 2011 compared to the same period in 2010. This increase primarily resulted from an increase in investment in capital expenditures, including a frac fleet placed into service in January 2011 and several coiled tubing units placed into service during the second quarter of 2011. In addition, we acquired a small business in May 2011 for $15.6 million.

Net cash provided by financing activities increased $14.3 million for the six months ended June 30, 2011 compared to the same period in 2010. The primary source of funds was proceeds from the issuance of common stock associated with the exercise of employee stock options, partially offset by the purchase of treasury shares in settlement of tax liabilities associated with stock-based compensation. In addition, we paid $1.1 million to settle a note payable associated with the financing of insurance premiums during the six months ended June 30, 2010.

We believe that our cash balance, operating cash flows and borrowing capacity will be sufficient to fund our operations for the next twelve months.

Dividends

We did not pay dividends on our $0.01 par value common stock during the six months ended June 30, 2011 or during the years ended December 31, 2010, 2009 and 2008. We do not intend to pay dividends in the foreseeable future, but rather plan to build our cash balance near-term and reinvest such funds in our business. Furthermore, our credit facility contains restrictive debt covenants which preclude us from paying future dividends on our common stock.

Description of Our Indebtedness

Senior Notes.

On December 6, 2006, we issued 8.0% senior notes with a face value of $650.0 million through a private placement of debt. These notes mature in 10 years, on December 15, 2016, and require semi-annual interest payments, paid in arrears and calculated based on an annual rate of 8.0%, on June 15 and December 15, of each year, which commenced on June 15, 2007. There was no discount or premium associated with the issuance of these notes. The senior notes are guaranteed by all of our current domestic subsidiaries. The senior notes have covenants which, among other things: (1) limit the amount of additional indebtedness we can incur; (2) limit restricted payments such as a dividend; (3) limit our ability to incur liens or encumbrances; (4) limit our ability to purchase, transfer or dispose of significant assets; (5) limit our ability to purchase or redeem stock or subordinated debt; (6) limit our ability to enter into transactions with affiliates; (7) limit our ability to merge with or into other companies or transfer all or substantially all of our assets; and (8) limit our ability to enter into sale and leaseback transactions. We have the option to redeem all or part of these notes on or after December 15, 2011. Additionally, we may redeem some or all of the notes prior to December 15, 2011 at a price equal to 100% of the principal amount of the notes plus a make-whole premium.

Pursuant to a registration rights agreement with the holders of our 8.0% senior notes, on June 1, 2007, we filed a registration statement on Form S-4 with the SEC which enabled these holders to exchange their notes for publicly registered notes with substantially identical terms. These holders exchanged 100% of the notes for publicly traded notes on July 25, 2007. On August 28, 2007, we entered into a supplement to the indenture governing the 8.0% senior notes, whereby additional domestic subsidiaries became guarantors under the indenture. Effective April 1, 2009, we entered into a second supplement to this indenture whereby additional domestic subsidiaries became guarantors under the indenture.

Credit Facility.

Prior to June 13, 2011, we maintained a senior secured facility (the “Amended Credit Agreement”) with Wells Fargo Bank, National Association, as U.S. Administrative Agent, HSBC Bank Canada, as Canadian Administrative Agent, and certain other financial institutions which was structured as an asset-based facility subject to borrowing base restrictions. In connection with the facility, Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC) served as U.S. Administrative Agent and also served as U.S. Issuing Lender and U.S. Swingline Lender. The Amended Credit Agreement provided for a U.S. revolving credit facility of up to $225.0 million that was scheduled to mature in December 2011 and a Canadian revolving credit facility of up to $15.0 million (with Integrated Production Services Ltd., one of our wholly-owned subsidiaries, as the borrower thereof (“Canadian Borrower”)) that was scheduled to mature in December 2011. The Amended Credit Agreement included a provision for a “commitment increase”, as defined therein, which permitted us to effect up to two separate increases in the aggregate commitments under the Amended Credit Agreement by designating one or more existing lenders or other banks or financial institutions, subject to the bank’s sole discretion as to participation, to provide additional aggregate financing up to $75.0 million, with each committed increase equal to at least $25.0 million in the U.S., or $5.0 million in Canada, and in accordance with other provisions as stipulated in the Amended Credit Agreement. Certain portions of the credit facilities were available to be borrowed in U.S. dollars, Canadian dollars and other currencies approved by the lenders.

Subject to certain limitations set forth in the Amended Credit Agreement, we had the ability to elect how interest under the Amended Credit Agreement would be computed. Interest under the Amended Credit Agreement could be determined by reference to (1) the London Inter-bank Offered Rate, or LIBOR, plus an applicable margin between 3.75% and 4.25% per annum (with the applicable margin depending upon our Excess Availability Amount, as defined in the Amended Credit Agreement) or (2) the Base Rate (which means the higher of the Prime Rate, Federal Funds Rate plus 0.50%, 3 month LIBOR plus 1.00% and 3.50%), plus the applicable margin, as described above. If an event of default existed or continued under the Amended Credit Agreement, advances would bear interest as described above with an applicable margin rate of 4.25% plus 2.00%. Interest was payable monthly.

We incurred unused commitment fees under the Amended Credit Agreement ranging from 0.50% to 1.00% based on the average daily balance of amounts outstanding.

Letters of credit outstanding under the Amended Credit Agreement incurred fees equal to the applicable margin, as described above. If an event of default existed or continued, such fee would have been equal to the applicable margin plus 2.00%.

Under the Amended Credit Agreement, the only financial covenant to which we were subject was a “Fixed Charge Coverage Ratio” covenant, which must have exceeded 1.10 to 1.00. This covenant became effective only if our Excess Availability Amount, as defined under the Amended Credit Agreement, plus certain qualified cash and cash equivalents was less than $50.0 million.

New Credit Agreement, effective June 13, 2011:

On June 13, 2011, we entered into a Third Amended and Restated Credit Agreement among us, a subsidiary of the Company that is designated as a borrower under the Canadian facility, if any (the “Canadian Borrower”), the lenders party thereto, Wells Fargo Bank, National Association, as the U.S. administrative agent, U.S. issuing lender and U.S. swingline lender, and the other persons from time to time party thereto (the “New Credit Agreement”), which amended and restated the Second Amended and Restated Credit Agreement, dated as of December 6, 2006 (the “Second Amended and Restated Credit Agreement”), as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of June 29, 2007 (the “First Amendment”), the Second Amendment to Credit Agreement and Omnibus Amendment to Security Documents, dated as of October 9, 2007 (the “Second Amendment”), and the Third Amendment to Credit Agreement, Omnibus Amendment to Credit Documents and Assignment, dated as of October 13, 2009 (the “Third Amendment,”) and collectively with the Second Amended and Restated Credit Agreement, the First Amendment and the Second Amendment, the Amended Credit Agreement. Defined terms not otherwise described herein shall have the meanings given to them in the New Credit Agreement.

The New Credit Agreement modified the Amended Credit Agreement by, among other things:

•	changing the structure of the credit facility from an asset-based facility to a cash flow facility;

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substituting Wells Fargo Bank, National Association, for Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC), as U.S. administrative agent, and appointing Wells Fargo Bank, National Association, as U.S. issuing lender and U.S. swingline lender; and

•

increasing our U.S. revolving credit facility from $225.0 million to $300.0 million and terminating the existing Canadian revolving credit facility (subject to our option to convert and reallocate any portion of the U.S. revolving credit facility then held by HSBC Bank USA, N.A., into a Canadian revolving credit facility upon satisfaction of certain conditions, including obtaining the consent of HSBC Bank USA, N.A., to such conversion and reallocation).

Subject to certain limitations set forth in the New Credit Agreement, we have the option to determine how interest is computed by reference to either (i) the London Inter-bank Offered Rate, or LIBOR, plus an applicable margin between 2.25% and 3.00% based on the Total Debt Leverage Ratio (as defined in the New Credit Agreement), or (ii) the “Base Rate” (which means the higher of the Prime Rate, Federal Funds

Rate plus 0.50%, or the daily one-month LIBOR plus 1.00%), plus an applicable margin between 1.25% and 2.00% based on the Total Debt Leverage Ratio (as defined in the New Credit Agreement). Advances under the Canadian revolving credit facility, if any, will bear interest as described in the New Credit Agreement. If an event of default exists or continues under the New Credit Agreement, advances may bear interest at the rates described above, plus 2.00%. Interest is payable on a quarterly basis beginning on June 30, 2011.

Additionally, the New Credit Agreement, among other things:

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permits us to effect up to two separate increases in the aggregate commitments under the credit facility, of at least $50.0 million per commitment increase, and of up to $150.0 million in the aggregate;

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requires us to comply with a “Total Debt Leverage Ratio” covenant, which prohibits us from permitting the Total Debt Leverage Ratio (as defined in the New Credit Agreement), at the end of each fiscal quarter, to be greater than 4.00 to 1.00;

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requires us to comply with a “Senior Debt Leverage Ratio” covenant, which prohibits us from permitting the Senior Debt Leverage Ratio (as defined in the New Credit Agreement), at the end of each fiscal quarter, to be greater than 2.50 to 1.00 and

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requires us to comply with a “Consolidated Interest Coverage Ratio” covenant, which prohibits us from permitting the ratio of, as of the last day of each fiscal quarter, (i) the consolidated EBITDA of Complete and its consolidated Restricted Subsidiaries (as defined in the New Credit Agreement), calculated for the four fiscal quarters then ended, to (ii) the consolidated interest expense of Complete and its consolidated Restricted Subsidiaries for the four fiscal quarters then ended, to be less than 2.75 to 1.00.

We were in compliance with these debt covenant requirements as of June 30, 2011.

The term of the credit facilities provided for under the New Credit Agreement will continue until the earlier of (i) June 13, 2016 or (ii) the earlier termination in whole of the U.S. lending commitments (or Canadian lending commitments, if any) as further described in the New Credit Agreement. Events of default under the New Credit Agreement remain substantially the same as under the Amended Credit Agreement.

The obligations under the U.S. portion of the New Credit Agreement are secured by first priority security interests on substantially all of the assets (other than certain excluded assets) of Complete and any Domestic Restricted Subsidiary (as defined in the New Credit Agreement), whether now owned or hereafter acquired including, without limitation: (i) all equity interests issued by any domestic subsidiary, (ii) 100% of equity interests issued by first tier foreign subsidiaries but, in any event, no more than 66% of the outstanding voting securities issued by any first tier foreign subsidiary, and (iii) the Existing Mortgaged Properties (as defined in the New Credit Agreement). Additionally, all of the obligations under the U.S. portion of the New Credit Agreement will be guaranteed by Complete and each existing and subsequently acquired or formed Domestic Restricted Subsidiary. The obligations under the Canadian portion of the New Credit Agreement, if any, will be secured by substantially all of the assets (other than certain excluded assets) of Complete and any Restricted Subsidiary (other than our Mexican subsidiary), as further described in the New Credit Agreement. Additionally, all of the obligations under the Canadian portion of the New Credit Agreement, if any, will be guaranteed by Complete as well as certain of our subsidiaries. Subject to certain limitations, we will have the right to designate certain newly acquired and existing subsidiaries as unrestricted subsidiaries under the New Credit Agreement, and the assets of such unrestricted subsidiaries will not serve as security for either the U.S. portion or the Canadian portion, if any, of the New Credit Agreement.

There were no borrowings outstanding under the New Credit Agreement as of June 30, 2011. There were letters of credit outstanding under the U.S. revolving portion of the facility totaling $22.3 million, which reduced the available borrowing capacity as of June 30, 2011. We incurred fees related to our letters of credit as of June 30, 2011 at 1.67% per annum. For the six months ended June 30, 2011, fees related to our letters of credit were calculated using a 360-day provision, at 3.75% per annum prior to the amendment on June 13, 2011, resulting in a weighted average interest rate of 3.55% per annum for the six-month period ended June 30, 2011. Our available borrowing capacity under the revolving credit facility at June 30, 2011 was $277.7 million.

We will incur unused commitment fees under the New Credit Agreement ranging from 0.375% to 0.50% based on the average daily balance of amounts outstanding. The unused commitment fees were calculated at 0.50% as of June 30, 2011. For the six months ended June 30, 2011, the weighted average interest rate associated with unused commitments was 0.96% per annum.

We recorded deferred financing fees associated with the New Credit Agreement in June 2011 totaling $2.5 million. These fees will be amortized to expense, along with the remaining balance of deferred financing fees associated with the prior amendments to this facility, over the term of the facility which matures in June 2016.

Outstanding Debt and Commitments

Our contractual commitments at June 30, 2011 are substantially the same as those at December 31, 2010. However, we have entered into agreements to purchase certain equipment for use in our business during the remainder of 2011 which totaled in excess of $83.0 million at June 30, 2011, compared to $45.4 million at December 31, 2010. The manufacture of this equipment requires lead-time and we generally are committed to accept this equipment at the time of delivery, unless arrangements have been made to cancel delivery in accordance with the purchase agreement terms. We believe that our cash on hand, available borrowing capacity under our credit facilities and our operating cash flows should be sufficient to fund our firm purchase commitments.

We expect to continue to acquire complementary companies and evaluate potential acquisition targets. We may use cash from operations, proceeds from future debt or equity offerings and borrowings under our amended revolving credit facility for this purpose.

Recent Accounting Pronouncements and Authoritative Guidance

In December 2010, the FASB provided additional guidance related to business combinations to require each public entity that presents comparative financial statements to disclose the revenue and earnings of the combined entity as if the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In addition, this amendment expands the supplemental pro forma disclosures related to such a business combination to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance should be applied prospectively for business combinations for which the acquisition date is on or after January 1, 2011, for calendar-year reporting entities. We adopted this standard on January 1, 2011 with no material impact on our financial position, results of operations or cash flows.

On March 30, 2010, the President of the United States signed the Health Care and Education Reconciliation Act of 2010, which is a reconciliation bill that amends the Patient Protection and Affordable Care Act that was signed by the President on March 23, 2010. Certain provisions of this law became effective during 2010. We have reviewed our health insurance plan provisions with third-party consultants and continue to evaluate our position relative to the changes in the law. We do not believe that the provisions which have taken effect will have a significant impact on the operation of our existing health insurance plan. However, future provisions under the law which become effective in subsequent periods may impact our health insurance plan and our overall financial position. We are evaluating these provisions as they become effective and continue to seek guidance from the FASB and SEC related to the implications of this new legislation on accounting and disclosure requirements. We expect that this legislation will have an impact on our financial position, results of operations and cash flows, but we cannot determine the extent of the impact at this time.

In December 2010, the FASB issued additional guidance related to accounting for intangible assets and goodwill. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual test dates if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update is effective for public entities with fiscal years beginning after December 15, 2010 and interim periods within those years. We adopted this standard on January 1, 2011. We do not expect this standard to have a material impact on our financial position, results of operations or cash flows.

In May 2011, the FASB issued guidance pertaining to fair value measurement that included a common definition of fair value and information to assist reporting entities to measure and disclose fair value with regards to U.S. GAAP and International Financial Reporting Standards (“IFRS”) convergence issues. This guidance becomes effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. We are currently evaluating the impact that this accounting guidance may have on our consolidated financial position, results of operations and cash flows.

In June 2011, the FASB issued guidance pertaining to the presentation of comprehensive income. This guidance, which is effective retrospectively for interim and annual periods beginning on or after December 15, 2011 with early adoption permitted, requires the presentation of total comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. We do not expect the adoption of this guidance to have a material impact on our consolidated financial position, results of operations and cash flows.

Off Balance Sheet Arrangements

We have entered into operating lease arrangements for our light vehicle fleet, certain of our specialized equipment and for our office and field operating locations in the normal course of business. The terms of the facility leases range from monthly to ten years. The terms of the light vehicle leases range from three to four years. The terms of the specialized equipment leases range from monthly to seven years.